Velocity Express Corporation 8-K

Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

among

VELOCITY EXPRESS CORPORATION,

VELOCITY EXPRESS, INC.,

VELOCITY EXPRESS LEASING, INC.,

CD&L, INC.,

Certain other direct and indirect Subsidiaries of Velocity Express Corporation

and

COMVEST VELOCITY ACQUISITION I, LLC

Dated as of September 24, 2009

- i -

EXHIBITS
Exhibit A	--	Sellers’ Disclosure Schedule
Exhibit B	--	Purchaser’s Disclosure Schedule
Exhibit C	--	Form of Assignment of Leases
Exhibit D	--	Form of Bill of Sale
Exhibit E	--	Form of Bidding Procedures Order and exhibits thereto (including cure notice and sale notice)
Exhibit F	--	Form of Sale Order
Exhibit G	--	Form of DIP Order

- ii -

EXECUTION COPY

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 24, 2009, among Velocity Express Corporation, a Delaware corporation  (“Parent”), Velocity Express, Inc., a Delaware corporation (“VEI”), Velocity Express Leasing, Inc., a Delaware corporation (“VEL”), CD&L, Inc., a Delaware corporation (“CD&L”), VXP Mid-West, Inc., a Delaware corporation (“VXPM”), VXP Leasing Mid-West, Inc., a Delaware corporation (“VXPLM”), Clayton/National Courier Systems, Inc., a Missouri corporation (“CNCS”), Click Messenger Service, Inc., a New Jersey corporation (“Click”), Olympic Courier Systems, Inc., a New York corporation (“Olympic”), Securities Courier Corporation, a New York corporation (“SCS”), Silver Star Express, Inc., a Florida corporation (“Silver Star”), Velocity Systems Franchising Corporation, a Michigan corporation, and U-Ship International, Ltd., a Wisconsin corporation (together with VEI, VEL, CD&L, VXPM, VXPLM, CNCS, Click, Olympic, SCS and Silver Star, the “Subsidiaries”; the Subsidiaries together with Parent are referred to as the “Sellers”), and ComVest Velocity Acquisition I, LLC, a Delaware limited liability company (the “Purchaser”).

RECITALS

WHEREAS, the Sellers are engaged in the business of owning and operating an express delivery business (the “Business”);

WHEREAS, the Sellers will commence voluntary cases under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, the Sellers wish to sell, assign and transfer to the Purchaser, and the Purchaser wishes to purchase and acquire from the Sellers, the Purchased Assets (as defined below) free and clear of all liens, claims, encumbrances and interests other than as expressly permitted hereunder and, in connection therewith, the Purchaser is willing to assume all of the Assumed Liabilities (as defined below), all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Sellers are currently indebted to the Purchaser and its affiliates by reason of their ownership of approximately 97.7374% of the Senior Secured Notes (as defined below); and

WHEREAS, simultaneously with the execution and delivery of this Agreement, Sellers and the DIP Lenders (as defined below) are entering into that certain Postpetition Agreement dated as of September 24, 2009, among Sellers, as debtors-in-possession, and the DIP Lender, as agent and as a lender (the “DIP Credit Agreement”), which amends the Burdale Credit Agreement and pursuant to which the DIP Lender has agreed to lend to Sellers, on the terms and conditions contained therein and in the Burdale Credit Agreement, as so amended, funds for use in the operation of Sellers’ business pending the consummation of the transactions contemplated by this Agreement, subject to the provision by ComVest Investment Partners III, L.P. (“CIP III”) of a guaranty (the “ComVest Guaranty”) guaranteeing a portion of such loans; and

NOW, THEREFORE, in consideration of the promises and the representations, warranties, agreements and covenants hereinafter set forth, and intending to be legally bound, the Sellers and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1   Definitions.

For purposes of this Agreement:

“Action” means any claim, as defined in section 101(5) of the Bankruptcy Code, action, complaint, suit, litigation, arbitration, appeal, petition, demand, inquiry, hearing, proceeding, investigation or other dispute, whether civil, criminal, administrative or otherwise, at law or in equity, by or before any Governmental Authority or any third person.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning given to it in the Preamble.

“Allocation” has the meaning given to it in Section 2.4(f).

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Assignments of Leased Properties, and any other instrument or agreement contemplated by this Agreement or the foregoing.

“Affected Assets” has the meaning given to it in Section 5.4.

“Assigned Contracts” means Contracts (including leases relating to Leased Real Property and Permits and Licenses) that have been designated in writing for assumption and assignment by any Seller to Purchaser in accordance with Section 5.1(a) and not excluded by Purchaser pursuant to Section 5.1(a).

“Assignments of Leased Properties” means the Assignments of Leased Properties in the form of Exhibit C to be executed and delivered by the Sellers and the Purchaser with respect to each lease of Leased Real Property that is an Assigned Contract.

“Assumed Liabilities” has the meaning given to it in Section 2.2(a).

“Avoidance Claims” means all avoidance claims and causes of action arising under Chapter 5 of the Bankruptcy Code and any related claims and causes of action under applicable non-bankruptcy law arising out of the same set of facts, and the proceeds thereof.

“Bankruptcy Code” has the meaning given to it in the recitals hereto.

“Bankruptcy Court” has the meaning given to it in the recitals hereto.

“Bidding Procedures Order” means the order of the Bankruptcy Court pursuant to 11 U.S.C. §§105(a), 363(b), 365, 503 and 507 and Fed. R. Bankruptcy P. 2002, 6004, 6006, 9014 and 9019, in substantially the form of Exhibit C, (a) approving (i) bidding procedures, (ii) the Break-Up Fee and (iii) the Expense Reimbursement, (b) scheduling a hearing to consider entry of the Sale Order, (c) establishing (i) the form and manner of notice of the sale of the Purchased Assets to the Purchaser and (ii) the form and manner of notice of and procedures for the assumption and assignment of the Assigned Contracts (including the Real Property Leases and Permits and Licenses that are Assigned Contracts) and granting related relief and (d) containing such other terms as Purchaser or its counsel may reasonably require.

“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement in the form of Exhibit D to be executed and delivered by the Sellers and the Purchaser at the Closing.

“Break-Up Fee” means $600,000.

“Burdale Credit Agreement” shall mean the Credit Agreement dated March 13, 2009 among Parent, the Subsidiaries, Burdale Capital Finance, Inc. and the lenders party thereto.

“Business” has the meaning given to it in the recitals hereto.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

“Business Employees” means all current employees, officers and directors of Sellers who perform as of the date hereof services primarily related to the Business.  For purposes of Section 3.9 and the definition of Employee Plans, “Business Employees” means all current and former employees and other service providers, including officers and directors of Sellers and ERISA Affiliates.

“Cash Portion” has the meaning given to it in Section 2.4(e).

“Chapter 11 Cases” has the meaning given to it in the recitals hereto.

“Closing” has the meaning given to it in Section 2.6.

“Closing Date” has the meaning given to it in Section 2.6.

“COBRA” means the United States Consolidated Omnibus Budget Reconciliation Act of 1985.

“Consent” means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Authority or other Person.

“Contracts” means any contract, arrangement, note, bond, commitment, purchase order, sales order, franchise, guarantee, indemnity, indenture, instrument, lease, license or other agreement, understanding, instrument or obligation, whether written or oral, all amendments, supplements and modifications of or for any of the foregoing and all rights and interests arising thereunder or in connection therewith.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, or otherwise.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer and similar Taxes.

“Corporate Name” has the meaning given to it in Section 5.8(a).

“Credit Bid” means a credit bid under Section 363 of the Bankruptcy Code of a principal portion of the Prepetition Note Obligations in an amount equal to $9,773,740.

“Determined Cure Costs” means, in the aggregate, all amounts payable to counterparties of Assigned Contracts on account of the assumption of the Assigned Contracts by the Sellers pursuant to Section 365 of the Bankruptcy Code as determined pursuant to a Final Order, which Order may be the Sale Order.

“DIP Credit Agreement” has the meaning given to it in the recitals hereto.

“DIP Lenders” means Burdale Capital Finance, Inc. and other financial institutions or entities from time to time that make loans under the DIP Credit Agreement.

“DIP Order” means, collectively, the Final Order of the Bankruptcy Court pursuant to 11 U.S.C. §§105, 361, 362, 363 and 364, in substantially the form of Exhibit G (i) approving the Sellers’ emergency motion authorizing the Sellers to obtain post-petition financing, (ii) granting liens and superpriority claims, (iii) authorizing the use of cash collateral and providing adequate protection, (iv) granting other related relief and (v) scheduling an interim and final hearing.”

“Employee Plans” means (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, active or retiree medical or life insurance, hospital, dental, vision care, drug, sick leave, disability (including short term disability and long term disability), salary continuation, maternity or paternity, legal benefits, unemployment benefits, pension, retirement, savings, severance, fringe or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance or other contracts or agreements, to which any of the Sellers or ERISA Affiliates is a party, with respect to which any Seller or ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by a Seller or ERISA Affiliate for the benefit of any Business Employee; (ii) any plan in respect of which any of the Sellers or any ERISA Affiliates could incur liability under Section 4212(c) of ERISA; and (iv) any Contracts between any of the Sellers, any ERISA Affiliates or any of their Affiliates, and any Business Employee.

“Environmental Law” means all Federal, state, local and foreign laws, statutes, ordinances, rules, regulations, permits, licenses, registrations, orders, judgments, decrees, injunctions, or legally enforceable requirements of any Governmental Entity which are in existence on the date hereof, and all final court orders and decrees and arbitration awards imposing liability or establishing standards of conduct for protection of the environment and human health and safety including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act, 29 U.S.C. 655 et seq.

“Environmental Liability” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, natural resource damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any governmental authority or any third party, and which relate to any environmental condition, violation or alleged violation of Environmental Laws or Releases of Hazardous Materials from (i) any of the Leased Real Property or any other assets, properties or businesses of any Seller or any of their respective predecessors in interest; (ii) from adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by any Seller or any predecessor in interest of any Seller.

“Environmental Permits” means any permit, registration, certificate, qualification, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law or otherwise required by any applicable Governmental Authority.

“Equity Award Agreement” means, as to any individual, a common equity award agreement in a form provided to such individual by the Purchaser that, except as may otherwise be agreed by the Purchaser and the Representative (as defined in the Participation Agreement), is consistent (including as concerns forfeiture provisions) with the Participation Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a person required at any particular time to be aggregated with any of the Sellers under Sections 414(b), (c), (m) or (o) of the Tax Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning given to it in Section 2.1(b).

“Excluded Contract” has the meaning given to it in Section 5.1(a).

“Excluded Liabilities” has the meaning given to it in Section 2.2(b).

“Excluded Taxes” means (i) all Taxes relating to the Purchased Assets or the Business for any Pre-Closing Period and (ii) any income Taxes imposed on the Sellers.  For purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes relating to the Purchased Assets allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall within the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) relating to the Purchased Assets for the Pre-Closing Period shall be computed as if such taxable period ended on the Closing Date.

“Existing Lenders” means the several banks and the other financial institutions or entities from time to time that made loans under the Burdale Credit Agreement.

“Expense Reimbursement” means the actual documented out-of-pocket expenses incurred in connection with the transactions contemplated hereby, not to exceed $250,000.

“Final Order” means an order, judgment or other decree of the Bankruptcy Court or any other court or judicial body with proper jurisdiction, as the case may be, which is in full force and effect, as to which no appeal is pending and which has not been, which is not subject to being, reversed, modified or amended and as to which the Bankruptcy Court has entered an order that waives the requirements of Bankruptcy Rules 6004(a), 6006(d), 7062 and 9014 and any other applicable local rule such that the order is effective and enforceable immediately upon its entry.

“Financial Statements” means the unaudited balance sheet of the Sellers as at July 25, 2009 and the related statements of income and cash flows of the Sellers for the period(s) then ended, in each case including the related notes and schedules thereto, as most recently delivered to the Purchaser prior to the date hereof.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court (including the Bankruptcy Court), tribunal, judicial or arbitral body, or any self-regulatory organization.

“Hazardous Material” shall include, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

“Indebtedness” means any liabilities or obligations, whether contingent or otherwise (including penalties, interest and premiums), including any of the following:  (i) in respect of borrowed money or with respect to advances of any kind (including under any applicable credit line); (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) for the payment of money relating to any capitalized lease obligation; (iv) for the deferred purchase price of goods or services or for trade or barter arrangements; (v) evidenced by a letter of credit or reimbursement obligation with respect to any letter of credit; (vi) under interest rate, currency or commodity hedging, swap or similar derivative transactions; (vii) all guarantees, assumptions, endorsements or other agreements and arrangements having the economic effect of a guarantee of any Person by the Sellers; and (viii) all liabilities and other obligations of others of the kind described in clauses (i) – (vii) that are secured by a Lien on any properties or assets of the Sellers.

“Insurance Policies” has the meaning given to it in Section 3.14.

“Intellectual Property” means all (i) foreign and domestic trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same (collectively, “Trademarks”); (ii) foreign and domestic inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including without limitation divisions, continuations, continuations-in-part and renewal applications, and including without limitation renewals, extensions and reissues; (iii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists; (iv) foreign and domestic published and unpublished works of authorship, whether copyrightable or not (including, but not limited to, computer software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) electronic data processing, information, recordkeeping, communications, telecommunications, networking, account management, inventory management and other such applications, software, and hardware, equipment and services (including, but not limited to, all applications and software installed on all hardware and equipment, and all databases, firmware, and related documentation), and Internet websites and related content (collectively, “IT Systems”); and (vi) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof.

“Inventory” means all inventory and all finished goods, merchandise, work in progress, residual by-products, samples, supplies, spare parts, shipping materials, packaging materials, raw materials and other consumables relating to the Business and maintained, held or stored by or for any of the Sellers as of the Closing Date and any prepaid deposits for any of the same.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Authority.

“Leased Real Property” means the leasehold interests of the Sellers or their Affiliates and the security deposits appurtenant thereto described in Section 3.8 of the Sellers’ Disclosure Schedule, together with (a) any prepaid rent, security deposits and options to renew or purchase relating to the foregoing and (b) Sellers’ interest in all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and items of personal property of such Seller or its Affiliate used or useful in the Business attached or appurtenant thereto and all easements, rights of way, options, renewal rights, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities, obligations to perform services and other obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown or determined or determinable, including those arising under any Law, Action or Order and those arising under any Contract.

“Licensed Intellectual Property” means all Intellectual Property used or useful in connection with the Business that any Seller is licensed or otherwise permitted by other Persons to use.

“Liens” means any mortgage, deed of trust, pledge, assignment, security interest, encumbrance, lien, landlord’s lien, mechanics lien, charge, hypothecation, deemed trust, Action, easement, charge or otherwise, or claim of any kind or nature whatsoever in respect of any property, including any of the foregoing created by, arising under, or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of a financing statement naming the owner of the property as to which such lien relates as the debtor under the Uniform Commercial Code or any comparable Law in any other jurisdiction.

“Loss” has the meaning given to it in Section 5.4.

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes or effects, (a) has had or would reasonably be expected to have or result in a material adverse effect or change in the results of operations, properties, assets, liabilities or condition (financial or otherwise) of the Business or the Purchased Assets or (b) has prevented, delayed or materially impaired, or would reasonably be expected to prevent, materially delay or materially impair, the ability of any Seller to consummate the Transactions, except, in each case, for any such effects resulting from or attributable to (i) general changes or developments in economic or political conditions; (ii) any condition arising solely by reason of the commencement of the Chapter 11 Cases; (iii) changes caused by acts of war, armed hostilities or terrorism occurring after the date hereof; or (iv) changes arising from the announcement of the execution of this Agreement.  Notwithstanding the foregoing, the determination of “Material Adverse Effect” shall include any event, circumstance, development, change or effect described in clause (i) or (iii) that has a disproportionately adverse effect on the Business, the Purchased Assets, the Assumed Liabilities or the Sellers as compared to the effect on other affected Persons.

“Material Contracts” has the meaning given to it in Section 3.11.

“Mechanics Liens” means mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of any of the Sellers, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation).

“Office Depot Litigation” means the lawsuit filed on May 4, 2007 in Superior Court of Kent County, Delaware identified as Velocity Express Corporation vs. Office Depot, Inc. Docket No. 07c-05-012.

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final, including, without limitation, any Order entered by the Bankruptcy Court in the Chapter 11 Cases (including, without limitation, the Sale Order).

“Owned Intellectual Property” means all Intellectual Property used or useful in connection with the Business that is owned by any Seller, directly or indirectly, jointly or individually.

“Parent” means Velocity Express Corporation., a Delaware corporation.

“Participation Agreement” means the Management Equity and Participation Agreement dated as of August 14, 2009 among ComVest Velocity Holdings, LLC, Vincent A. Wasik, Mark T. Carlesimo and Garrett Stonehouse.

“Permits and Licenses” has the meaning given to it in Section 2.1(a)(xi).

“Permitted Liens” means (a) Liens for current Taxes not yet due or delinquent; (b) zoning, landmarking, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the occupancy or current use of the Purchased Assets; (c) all covenants, conditions, restrictions, easements, rights of way, licenses and other similar interests in land (excluding, for greater certainty, as of the Closing, any mortgages, assignments of rents or any other financial charges except those in the preceding clause (a)) which were recorded and reflected in the official records in the jurisdiction in which the applicable real property is located as of the Petition Date and which do not materially interfere with the occupancy, value or current use of any such real property or any interests therein; (d) Liens in favor of the trustee under the Senior Secured Note Indenture and (e) matters which would be disclosed by an accurate survey or inspection of the real property which do not or could not materially impair the occupancy, value or current use of such real property which they encumber.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Petition Date” means the date on which the Chapter 11 Cases are commenced by the filing of voluntary petitions under the Bankruptcy Code.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Prepetition Note Obligations” means all indebtedness, obligations and liabilities of Sellers incurred prior to the Petition Date arising from or related to the Senior Secured Notes held by Purchaser or its affiliates, together with all fees, expenses, indemnities and reimbursement obligations due to Purchaser or its affiliates thereunder and interest thereon accruing both before and after the Petition Date, whether such indebtedness, obligations or liabilities are direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising.

“Property Taxes” means real and personal ad valorem property Taxes and any other Taxes imposed on a periodic basis and measured by the value of any item of property.

“Purchased Assets” has the meaning given to it in Section 2.1(a).

“Purchase Price” has the meaning given to it in Section 2.4.

“Purchaser” has the meaning given to it in the Preamble.

“Purchaser’s Disclosure Schedule” means the Disclosure Schedule attached hereto as Exhibit B, dated as of the date hereof, delivered by the Purchaser to Sellers in connection with this Agreement.

“Purchaser’s Knowledge” means the actual knowledge of the appropriate officers and employees of the Purchaser and the knowledge that would be obtained by such officers and employees through reasonable inquiry.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers, arising from the conduct of the Business before the Closing, whether or not in the ordinary course of business, together with any unpaid financing charges accrued thereon.

“Registered” means, solely with respect to Intellectual Property, issued by, registered or filed with, renewed by or the subject of a pending application or registration before any Governmental Authority or Internet domain name registrar.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Tax Code or other federal tax statutes.

“Related Party” has the meaning given to it in Section 3.17(a).

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities or (iv) any other actions authorized or required by any Environmental Law or Governmental Authority.

“Representatives” means, with respect to a particular Person, any director or officer or other designated representative of such Person, including such Person’s attorneys and financial advisors.

“Sale Hearing” means the hearing in the Bankruptcy Court to consider and approve the Sale Order, as such hearing may be adjourned or continued from time to time.

“Sale Motion” means the motion, in form and substance satisfactory to Purchaser in its sole discretion, filed by Sellers pursuant to, inter alia, Sections 363 and 365 of the Bankruptcy Code to secure entry of the Sale Order by the Bankruptcy Court.

“Sale Order” means a Final Order of the Bankruptcy Court substantially in the form of Exhibit F hereto (with such changes thereto as the Purchaser and the Sellers shall mutually approve) that, among other things, (i) approves, authorizes and directs the Sellers to enter into this Agreement (or any amended version of such agreement approved by Purchaser and Sellers) and consummate the Transactions, including the assumption by Sellers and assignment to Purchaser of the Assigned Contracts, under Sections 105(a), 363, and 365 of the Bankruptcy Code; (ii) determines that this Agreement was entered into by the Purchaser in good faith and represents the highest and best offer for the Purchased Assets and should be approved; (iii) determines that the Purchaser is a good faith purchaser under Section 363(m) of the Bankruptcy Code and that the provisions of Sections 363(n) of the Bankruptcy Code have not been violated; (iv) authorizes and directs the Sellers to sell the Purchased Assets to the Purchaser pursuant to this Agreement (or any amended version of such agreement approved by Purchaser and Sellers) and all applicable provisions of the Bankruptcy Code, free and clear of any and all Liens (including any and all “interests” in the Purchased Assets within the meaning of Section 363(f) of the Bankruptcy Code), other than the Assumed Liabilities and the Permitted Liens, such that the Purchaser shall not incur any liability as a successor to the Sellers, the Purchased Assets or the Business; (v) determines that the Purchaser is not a successor to the Sellers or otherwise liable for any Actions against the Sellers in the Bankruptcy Case (other than the Assumed Liabilities) and permanently enjoins each and every holder of any such Actions from commencing, continuing or otherwise pursuing or enforcing any remedy, Action, cause of action or encumbrance against Purchaser or the Purchased Assets; (vi) authorizes and directs the Sellers to execute, deliver, perform under, consummate and implement this Agreement (or any amended version of such agreement approved by Purchaser and Sellers, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing; (vii) finds and determines that, from and after the Closing, Purchasers shall have good, valid and marketable title to the Purchased Assets, free and clear of Liens (other than Permitted Liens and Assumed Liabilities); and (viii) waives any stay that would otherwise be applicable pursuant to Bankruptcy Rules 6004(h) or 6006(d).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Sellers” has the meaning given to it in the Preamble.

“Sellers’ Assigned Contracts Schedule” has the meaning given to it in Section 5.1(a).

“Sellers’ Disclosure Schedule” means the Disclosure Schedule attached hereto as Exhibit A, dated as of the date hereof, delivered by the Sellers to the Purchaser in connection with this Agreement.

“Sellers’ Knowledge” means the actual knowledge of the appropriate officers and employees of the Sellers (including Parent) and the knowledge that would be obtained by such officers and employees through reasonable inquiry.

“Senior Secured Note Indenture” means that certain Indenture dated as of July 3, 2006, as amended, between Parent and Wilmington Trust Company (as successor trustee to Wells Fargo Bank, N.A.), as trustees.

“Senior Secured Notes” means those certain Senior Secured Notes of Parent, issued pursuant to the Senior Secured Note Indenture.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” has the meaning given to it in the Preamble.

“Suits” has the meaning given to it in Section 3.7(b).

“Tax” or “Taxes” means any and all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, provincial, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding, escheat and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

“Tax Code” means the U.S. Internal Revenue Code of 1986, as amended through the date hereof.

“Tax Documents” has the meaning given to it in Section 5.10(a).

“Tax Returns” means any and all returns, reports, documents, declarations, claims for refund or other information or filings required to be supplied to any Governmental Authority or jurisdiction (foreign or domestic) with respect to Taxes together with all schedules or attachments thereto, including, without limitation, information returns where required, any documents with respect to or accompanying payments of estimated Taxes, or any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and including any amendments of any of the foregoing.

“Trade Payables” means any valid trade payables of the Sellers to third parties (other than to any Seller or any Affiliate of any Seller) arising from the conduct of the Business and relating to the Purchased Assets, incurred by the Sellers after the Petition Date and prior to the Closing and that are not yet due and payable to such third parties on or prior to the Closing Date in accordance with the terms of the transactions giving rise to such trade payables, solely to the extent such trade payables are incurred in the ordinary course of business consistent with past practice.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transferred Employees” has the meaning given to it in Section 6.1(a).

“Transferred Entities” has the meaning given to it in Section 2.1(a)(iv).

“Transferred Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.

Section 1.2   Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           references to a Person are also to the Person’s heirs, executors, administrators, personal representatives, successors and permitted assigns, as applicable;

(h)           references to agreements are also to the same agreements as amended, restated or otherwise modified from time to time;

(i)           references to the Sellers are also to each Seller individually; and

(j)           the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

Section 2.1   Purchase and Sale of Assets.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase and acquire from such Seller, all of such Seller’s right, title and interest, as of the Closing Date, in and to any and all assets, properties, rights and claims of any kind or nature, whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the books and records of any of the Sellers, whether now existing or hereinafter acquired, excluding only the Excluded Assets (such assets, properties, rights and claims to be acquired hereunder, collectively, the “Purchased Assets”), free and clear of all Liens (except for Permitted Liens) in accordance with, and with all of the protections afforded by, Sections 363 and 365 of the Bankruptcy Code.  The Purchased Assets shall include, but not be limited to, the following:

(i)           the Leased Real Property save and except any Leased Real Property that is leased under a lease that is an Excluded Contract;

(ii)           all tangible personal property related to, or used or useful in or held for use in the conduct of, the Business, including equipment, machinery, tools, supplies, spare parts, trucks, cars, other vehicles and rolling stock, furniture, fixtures, trade fixtures, leasehold improvements, office materials and supplies, and other tangible personal property located on, or off, the premises of the Leased Real Property;

(iii)           the Inventory;

(iv)           all of the stock of USDS Canada, Inc., a Canadian corporation and Velocity Express Canada LTD, a Canadian corporation (collectively, the “Transferred Entities”).

(v)           all cash and cash equivalents, securities (other than any equity interests in the Sellers) and negotiable instruments of the Sellers on hand, in lock boxes, in financial institutions or elsewhere;

(vi)           the Receivables;

(vii)           all files, operating data, books of account, general, financial and Tax (other than income tax) records, personnel records of the Transferred Employees, invoices, shipping records, supplier lists, price lists, vendor lists, mailing lists, catalogs, sales promotion literature, advertising materials, brochures, standard forms of documents, manuals of operations or business procedures, research materials, contracts, instruments, filings, administrative and pricing manuals, correspondence, memoranda, plats, architectural plans, surveys, title insurance policies, drawings, plans and specifications, environmental reports, maintenance or service records, soil tests, engineering reports, expired purchase orders, operating records, operating safety manuals, and other material and documents, records and files (whether or not in the possession of any of the Sellers or their respective Representatives, stored in hardcopy form or on magnetic, optical or other media) and any rights thereto owned, associated with or employed by any of the Sellers in the conduct of the Business or otherwise related to the Purchased Assets or the Assumed Liabilities;

(viii)           all goodwill associated with the Business or the Purchased Assets, including rights under any confidentiality agreements executed by any third party for the benefit of any of the Sellers to the extent relating to the Business;

(ix)           the Transferred Intellectual Property;

(x)           all of the rights and benefits accruing under any Assigned Contracts, including any outstanding deposits thereunder;

(xi)           all of the rights and benefits accruing under any franchises, permits, consents, certificates, clearances, approvals, exceptions, variances, permissions, filings, publications, declarations, notices, licenses, agreements, waivers and authorizations, including Environmental Permits, of or with any Governmental Authority held, used or made by any of the Sellers in connection with the Business (collectively, the “Permits and Licenses”) and all deposits and prepaid expenses held by third parties and/or governmental agencies, save and except any such Permit and License that is an Excluded Contract;

(xii)           the sales and promotional literature, customer lists and other sales related materials related to the Business;

(xiii)           the amount of, and all rights to any, insurance proceeds received by any of the Sellers after the date hereof in respect of the Loss, destruction or condemnation of any Purchased Assets occurring prior to, on or after the Closing or relating to any Assumed Liabilities;

(xiv)           all unexpired warranties, indemnities, or guaranties from any third party with respect to any Purchased Asset, including any item of real property, personal property or equipment;

(xv)           to the extent related to the Purchased Assets, the full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and all security therefor received by any of the Sellers on the purchase or other acquisition of the Purchased Assets;

(xvi)           the Office Depot Litigation and any other litigation rights, causes of action, choses in action and rights of action of recovery and counterclaims and setoff and recoupment rights, whether known or unknown and including the proceeds thereof, including without limitation any and all demands, defenses, Actions, causes of action, credits, allowances, rebates, refunds, prepayments, security deposits and other security, deposits or rights of setoff or recoupment (other than against the Sellers or any of their Affiliates), including all Avoidance Claims;

(xvii)           any rights to Tax refunds, credits or similar benefits, other than refunds, credits or similar benefits due to Sellers with respect to income taxes (but including refunds, credits or similar benefits to any entity the equity of which is included in the Purchased Assets with respect to income taxes or any subsidiaries of such entities);

(xviii)           all deposits received by any of the Sellers from any subtenants with respect to any subleases of Leased Real Property which are Assigned Contracts;

(xix)           all prepaid and deferred items that relate to the Business or the Purchased Assets, including all prepaid rentals and unbilled charges, fees and deposits;

(xx)           all confidentiality, non-compete and similar agreements entered into by any employees of or independent contractors retained by the Sellers;

(xxi)           to the extent that they are Assigned Contracts, all Contracts with the Sellers’ drivers and other independent contractors;

(xxii)           subject to the terms of the respective Employee Plans with respect to such assets and subject to applicable Law, including ERISA, any assets relating to the Employee Plans listed in Section 6.1(b) of the Sellers’ Disclosure Schedule that are assumed pursuant to Section 2.2(a)(vii) or Section 6.1(b); and

(xxiii)           all current and prior insurance policies of any of the Sellers and all rights and benefits of any nature with respect thereto, including all prepaid premiums, deposit and insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries.

(b)           Notwithstanding anything in Section 2.1(a) to the contrary, the Sellers shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to the Purchaser, and the Purchaser shall not purchase or acquire, and the Purchased Assets shall not include, the Sellers’ right, title and interest in and to the following assets of the Sellers (collectively, the “Excluded Assets”):

(i)           the company seal, minute books, charter documents, stock or equity record books and such other similar books and records pertaining solely to the organization, existence or capitalization of the Sellers, as well as any other records or materials relating solely to the Sellers generally and not involving or related to the Purchased Assets, Assumed Liabilities or the operations of the Business;

(ii)           all rights of the Sellers under this Agreement and the Ancillary Agreements;

(iii)           Tax Returns of the Sellers, other than those relating solely to the Purchased Assets, the Assumed Liabilities or the Business, except that income tax returns and documents and records related solely to such income tax returns, other than income Tax Returns of Transferred Entities or any subsidiaries of such entities (whether or not relating solely to the Purchased Assets, the Assumed Liabilities or the Business), shall be Excluded Assets except to the extent they are filed by any Transferred Entity or any subsidiary of a Transferred Entity;

(iv)           any Excluded Contract and rights thereunder;

(v)           any of the capital stock or equity interests in any of the Subsidiaries; and

(vi)           any right, property or asset that is listed or described in Schedule 2.1(b)(vi).  The Purchaser at its sole discretion shall be allowed to amend or supplement Schedule 2.1(b)(vi) at any time on or prior to the Business Day prior to the Closing Date (or such later time as Sellers and the Purchaser may agree) to add to the properties or assets to be excluded under this Section 2.1(b)(vi) without any adjustment to the Purchase Price, provided that the Purchaser may exercise such right with respect to any Contract until the end of the period provided for designating such Contract as an Assigned Contract pursuant to Section 5.1, subject to the express limitations of this Agreement.

Section 2.2   Assumption and Exclusion of Liabilities.

(a)           The Purchaser shall assume no liability or obligation of the Sellers except the liabilities and obligations expressly set forth in this Section 2.2(a) (collectively, the “Assumed Liabilities”), which the Purchaser or its assignee (as contemplated by Section 10.6) as the case may be, shall assume and pay, perform and discharge in accordance with their respective terms, subject to any defenses or claimed offsets that may be asserted in good faith against the obligee to whom such liabilities or obligations are owed:

(i)           all Liabilities of the Sellers under the Assigned Contracts for the lease of real property and the other Assigned Contracts, in each case (A) for which Bankruptcy Court approval (and all other consents, if any, that are necessary notwithstanding such Bankruptcy Court approval) has been obtained and (B) arising and relating solely to the period from and after the Closing and not to the extent arising out of any breach or default thereof or other activities prior to the Closing, and, with respect to the foregoing Assigned Contracts, all Determined Cure Costs, it being understood and agreed that all such Determined Cure Costs shall be paid as a portion of the Purchase Price in accordance with Section 2.4(e);

(ii)           all Liabilities in respect of Permits and Licenses, if any, that are assigned to and assumed by the Purchaser (by virtue of being an Assigned Contract or otherwise), in each case arising and relating solely to the period from and after the Closing and not to the extent arising out of any breach or default thereof or other activities prior to the Closing and, with respect to the foregoing Permits and Licenses that are Assigned Contracts, all Determined Cure Costs, it being understood and agreed that all such Determined Cure Costs shall be paid as a portion of the Purchase Price in accordance with Section 2.4(e);

(iii)           all Property Taxes and assessments on the Purchased Assets that relate to the period after the Closing Date;

(iv)           all Trade Payables set forth on the Schedule delivered pursuant to Section 2.7(k) except to the extent that, at any time and from time to time on or before the Business Day prior to the Closing Date, the Purchaser, by written notice to the Sellers, elects to exclude any one or more of the Trade Payables that would otherwise be Assumed Liabilities;

(v)           any obligations to make available health coverage under COBRA to current and former employees of the Sellers solely to the extent that the Purchaser is required to make available such coverage pursuant to §§54,4980B-9 of the Regulations;

(vi)           any obligations of the Sellers (A) to make severance or stay bonus payments to the individuals set forth on Schedule 2.2(a)(vi), pursuant to the agreements listed on Schedule 2.2(a)(vi) (subject to acknowledgment of the individuals party thereto, prior to and as a condition to any payment being required to be made by the Purchaser thereunder, that the maximum payment thereunder shall be one years’ compensation) (the "Assumed Severance Agreements"), to the extent any such stay bonuses become due and payable based on actions taken by the Purchaser after the Closing, provided that the Purchaser shall not assume the obligation to make any such payment to any individual (I) based on an assertion by such individual that such payment has become due as a result of the Closing and (II) if the Purchaser and such individual have entered into a mutually acceptable severance agreement (which may be incorporated as part of an employment agreement) superseding the severance obligation listed on Schedule 2.2(a)(vi) with respect to such individual and (B) under the other agreements listed on Schedule 2.2(a)(vi);

(vii)           all obligations assumed by the Purchaser pursuant to Section 6.1(b); and

(viii)           the employment agreements (the "Assumed Employment Agreements") between Parent and each of Mark Carlesimo ("Carlesimo") and Edward Stone ("Stone"), provided that the noncompetition and nonsolicitation covenants in the Equity Award Agreements need not conform to those in the Assumed Employment Agreements and provided further that (A) Carlesimo shall acknowledge that he is entitled to equity compensation only pursuant to his Equity Award Agreement and not pursuant to his employment agreement, that he is not entitled to a severance payment upon a termination for cause, that he is entitled to severance benefits only pursuant to his severance agreement and not pursuant to his employment agreement and, solely to the extent the same would not result in the imposition of any excise tax under Section 409A of the Internal Revenue Code, that the consummation of the transactions contemplated hereby do result in the acceleration of payment of the "Special Monthly Compensation" provided for therein and (B) Stone shall acknowledge that he is entitled to equity compensation only pursuant to his Equity Award Agreement and not pursuant to his employment agreement.

(b)           Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that the Purchaser shall not assume or in any manner whatsoever be liable or responsible for any Liabilities of any of the Sellers, or of any predecessor or Affiliate of any of the Sellers of any kind or nature whatsoever, including Liabilities existing on the Closing Date and Liabilities arising thereafter as a result of an act, omission or circumstance taking place prior to the Closing, other than the Assumed Liabilities.  The Liabilities not specifically assumed by Purchaser pursuant to Section 2.2(a) shall be referred to herein collectively as the “Excluded Liabilities.”  Without limiting the foregoing, the Purchaser shall not be obligated to assume, and does not assume, and hereby disclaims all of the Excluded Liabilities, including, without limitation, all of the following Liabilities, of any of the Sellers, or of any predecessor or Affiliate of any of the Sellers:

(i)           all Excluded Taxes;

(ii)           any Liabilities relating to or arising out of the Excluded Assets;

(iii)           except as provided in Section 2.2(a)(iv), all accounts payable;

(iv)           any Environmental Liabilities in respect of the Leased Real Property or any area used pursuant to the Permits and Licenses relating to the Business or otherwise in respect of Hazardous Material used or environmental conditions that exist on or prior to the Closing Date;

(v)           the Sellers’ obligations under this Agreement and the Ancillary Agreements and any fees or expenses incurred by any of the Sellers in connection with the negotiation, preparation, approval or execution of this Agreement and the Ancillary Agreements and/or the sale of the Purchased Assets pursuant hereto, including, without limitation, the fees and expenses of counsel, independent auditors, brokers, bankers, investment bankers and other advisors or consultants and any success (or similar fees) arising in connection therewith;

(vi)           any Liabilities arising as a result of any Action initiated at any time, to the extent related to the Business or the Purchased Assets on or prior to the Closing Date (except to the extent that any such Liability is an Assumed Liability explicitly set forth in clauses (i) through (vii) of Section 2.2(a)), including, without limitation, all Liabilities arising in connection with any Actions set forth or required to be set forth on Section 3.4 of the Sellers’ Disclosure Schedule;

(vii)           any Liabilities arising from or related to (A) the Employee Plans, except for Employee Plans assumed pursuant to Section 2.2(a)(vii) and Section 6.1(b), or (B) the termination of any of the Employee Plans;

(viii)           any Liability (other than Liabilities to provide benefits under COBRA, but including any liability of the Sellers arising from a failure to provide any required notices under COBRA to former employees) relating to the employment or termination of employment of any Person or the engagement or termination of engagement of any independent contractor arising from the operation of the Business (including but not limited to, any severance or stay or incentive bonuses) other than obligations (A) arising on or after the Closing with respect to Transferred Employees or independent contractors engaged by the Purchaser or (B) expressly assumed by Purchaser under Section 2.2(a)(vi) or (vii) or Article VI;

(ix)           all Liabilities arising under the Burdale Credit Agreement or the DIP Credit Agreement;

(x)           subject to Section 2.2(a)(iv), any Liabilities arising from the ownership and operation of the Business prior to the Closing, including, without limitation, all Liabilities in respect of Indebtedness (including intercompany Indebtedness);

(xi)           any Liabilities arising from the operation of any successor liability Laws, including, without limitation, “bulk sales” statutes;

(xii)           any Liabilities of any of the Sellers not related to the operation of the Business; and

(xiii)           any violation of an applicable Law or Order prior to the Closing by any of the Sellers, including, without limitation, any Environmental Law.

(c)           Nothing contained in this Agreement shall require the Purchaser to pay or discharge any Assumed Liabilities so long as the Purchaser shall in good faith contest the amount or validity thereof.

Section 2.3   Purchase of Purchased Assets .

On the terms and subject to the conditions of this Agreement, on the Closing Date (a) the Purchaser shall purchase the Purchased Assets from the Sellers, and (b) the Purchase Price shall be paid as set forth in Section 2.4.

Section 2.4   Purchase Price.

The purchase price (the “Purchase Price”) payable in consideration for the sale, transfer, assignment, conveyance and delivery by the Sellers to the Purchaser of the Purchased Assets shall consist of the following:

(a)           $9,773,740 evidenced by the Credit Bid, which shall become effective on the Closing Date; plus

(b)           an amount equal to the sum of the Obligations (as defined in the DIP Credit Agreement) outstanding under the DIP Credit Agreement (including all letters of credit to the extent not replaced) and the Obligations outstanding under the Burdale Credit Agreement (including all letters of credit to the extent not replaced), in each case as of the Closing Date, which shall be used by the Sellers solely for the purpose of satisfying such Obligations; plus

(c)           the assumption at the Closing by the Purchaser of the Assumed Liabilities from the Sellers; plus

(d)           an amount equal to the Determined Cure Costs for Assigned Contracts payable by the Purchaser under Section 5.1, which shall be paid to the applicable counterparties of the applicable Assigned Contracts on the Closing Date or, if later, the date such Contracts are determined to be Assigned Contracts in accordance with Section 5.1; plus

(e)           cash in an amount equal to $50,000 (the “Cash Portion”);

The Purchase Price shall be paid by (i) a credit bid equal to the Credit Bid, (ii) execution of the Assignment and Assumption Agreement, (iii) payment in immediate available funds of (A) an amount equal to the Obligations outstanding under the Burdale Credit Agreement directly to the Existing Lenders, (B) an amount equal to the Obligations outstanding under the DIP Credit Agreement directly to the DIP Lenders  and (C) the Cash Portion to an account or accounts specified by Sellers and (iv) payment in immediate available funds of the Determined Cure Costs in accordance with Sections 2.5 and 5.1(c).

The Sellers acknowledge a validly perfected, allowed secured claim of the Purchaser in an amount equal to the Prepetition Note Obligations and that the Credit Bid is a valid credit bid under Section 363(k) of the Bankruptcy Code.

(f)           Allocation of the Purchase Price.

The Purchase Price (to the extent required by the Tax Code) shall be allocated among the Purchased Assets as of the Closing Date in accordance with the relative fair market value of the Purchased Assets at that time, to the extent relevant, and in a manner consistent with Section 1060 of the Tax Code and the Regulations which allocation will be set out in a schedule to be agreed upon by Sellers and the Purchaser prior to the Closing Date (the “Allocation”).  If Sellers and the Purchaser are unable to agree upon the Allocation by the Closing Date, they shall work in good faith to finalize the Allocation within 45 days following the Closing Date.  If they are unable to agree upon the Allocation by such date, the disputed items shall be resolved by an independent accounting firm selected by Sellers and the Purchaser.  Subject to the foregoing provisions of this Section 2.4, for all Tax purposes, the Purchaser and the Sellers agree that the Transactions shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise unless otherwise directed by a Governmental Authority following a determination within the meaning of Section 1313(a) of the Tax Code and similar state or local law.  The Sellers and the Purchaser agree to cooperate with each other in preparing IRS Form 8594, and to furnish the other with a copy of such form prepared in draft form within a reasonable period before its filing due date.  If such allocation is disputed by any taxation or other Governmental Authority, the Purchaser or any Seller receiving notice of such dispute will promptly notify the other party and the parties will use their reasonable best efforts to sustain the final Allocation.  The parties will share information and cooperate to the extent reasonably necessary to permit the Transactions to be properly, timely and consistently reported.

Section 2.5   Determined Cure Costs.

The Purchaser agrees to satisfy all Determined Cure Costs when due in respect of Assigned Contracts (other than Excluded Contracts) for which Bankruptcy Court approval (and all other consents, if any, that are necessary notwithstanding such Bankruptcy Court approval) to transfer have been obtained.

Section 2.6   Closing.

Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Akerman Senterfitt LLP, 335 Madison Avenue, Suite 2600, New York, New York  10017 at 10:00 a.m. Eastern time on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other place or at such other time or on such other date as Sellers and the Purchaser may mutually agree upon.  The date of the Closing is herein referred to as the “Closing Date.”

Section 2.7   Closing Deliveries by the Sellers.

At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(a)           a copy of the Sale Order, as entered by the Bankruptcy Court;

(b)           the Bill of Sale and Assignment and Assumption Agreement, the Assignments of Leased Properties in recordation form, and such other instruments, in form and substance and in registrable or recordation form where applicable, reasonably satisfactory to the Purchaser, as may be reasonably requested by the Purchaser to effect the transfer of the Purchased Assets to the Purchaser, or to register or record or evidence such transfer on the public records, in each case duly executed by each applicable Seller and the other parties thereto (other than the Purchaser);

(c)           the Ancillary Agreements, duly executed by each applicable Seller and the other parties thereto (other than the Purchaser) other than the Ancillary Agreements delivered pursuant to Section 2.7(b) and Section 2.7(i);

(d)           copies of resolutions of the board of directors or managers (or equivalent governing body) of each Seller authorizing and approving the execution and delivery of this Agreement and the Ancillary Agreements and the performance by such Seller of its obligations hereunder and thereunder, certified by the Secretary of such Seller;

(e)           an incumbency certificate dated as of the Closing Date for each Seller executed by the Secretary of such Seller which shall identify the names and titles and bear the signatures of the officers of such Seller individually authorized to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party;

(f)           termination statements, lien releases, discharges, financing change statements or other documents, notices or other instruments as the Purchaser may reasonably deem necessary or desirable to release or evidence the release of Liens (other than Permitted Liens) on the Purchased Assets, each in form and substance reasonably satisfactory to the Purchaser duly authorized (to the extent necessary, taking into account the terms of the Sale Order) by any holders of such Liens;

(g)           to the extent not addressed in the Sale Order, written consents in form and substance reasonably satisfactory to the Purchaser duly executed by the applicable Sellers and counterparties evidencing any consents necessary to effect the assignment to the Purchaser of the Contracts set forth in Section 7.2(i) of the Sellers’ Disclosure Schedule and the assignment to the Purchaser of Intellectual Property pursuant to Sections 5.8(b) and 5.8(c);

(h)           a certificate of a duly authorized officer of each of the Sellers certifying that all conditions set forth in Section 7.2 have been satisfied (or to the extent any such condition has been waived in accordance with the terms hereof, attaching thereto the applicable written waiver);

(i)           the Equity Award Agreements and any additional employment agreements, non-competition, non-solicitation and/or confidentiality agreements that are required by and satisfactory by the Purchaser in accordance with the Participation Agreement (which may include non-competition and non-solicitation covenants of up to two years) (collectively, the "New Employment Documents"), in each case signed by the individuals who are parties to the Severance Agreements listed in Schedule 2.2(a)(vi) and who become Transferred Employees on the Closing Date;

(j)           a certificate of non-foreign status from each Seller meeting the requirements of Regulations Section 1.1445-2(b)(2);

(k)           a schedule of the Trade Payables outstanding as of 11:59 p.m. on a date no earlier than three (3) Business Days prior to the Closing Date;

(l)           certificates of title and title transfer documents to substantially all titled motor vehicles and an undertaking of the Sellers to provide any missing or improperly prepared title and/or title transfer documents as promptly as practicable following the Closing; and

(m)           such other customary documents and instruments of transfer, assumptions and filings as may be reasonably required to be delivered by any Seller to consummate the Transactions or otherwise give effect to this Agreement.

Section 2.8   Closing Deliveries by the Purchaser.

At the Closing, the Purchaser shall deliver, or cause to be delivered to Sellers:

(a)           the Bill of Sale and Assignment and Assumption Agreement, the Assignments of Leased Properties and the Assignments of Intellectual Property, in each case in form and substance reasonably satisfactory to Sellers, to effect the assumption by the Purchaser of the Assumed Liabilities, duly executed by the Purchaser;

(b)           the Equity Award Agreements and any other New Employment Documents with the individuals who are parties to the Severance Agreements listed in Schedule 2.2(a)(vi) and who become Transferred Employees on the Closing Date, signed by the Purchaser;

(c)           the Ancillary Agreements to which the Purchaser is a party, duly executed by the Purchaser other than the Ancillary Agreements delivered pursuant to Section 2.7(b) and Section 2.7(i);

(d)           a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 7.1;

(e)           a copy of resolutions of the board of managers of the Purchaser authorizing and approving the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the performance by the Purchaser of its obligations hereunder and thereunder, certified by the Secretary of the Purchaser;

(f)           an incumbency certificate dated the Closing Date for the Purchaser executed by the Secretary of the Purchaser which shall identify the names and titles and bear the signatures of the officers of the Purchaser individually authorized to execute and deliver this Agreement and the Ancillary Agreements to which the Purchaser is a party;

(g)           such other customary documents and instruments of transfer, assumptions and filings as may be reasonably required to be delivered by the Purchaser to consummate the Transactions or otherwise give effect to this Agreement, including the board and shareholder consents required to transfer the Transferred Entities to the Purchaser; and

(h)           the Purchase Price in accordance with Section 2.4.

Section 2.9   Relinquishment of Control.

At the Closing, the Sellers shall turn over actual possession and control of all of the Purchased Assets to the Purchaser by taking such action that may be required or reasonably requested by the Purchaser to effect such transfer of possession and control.

Section 2.10   Representative.  Each Seller irrevocably designates Parent to represent each Seller and act as the attorney-in-fact and agent for and on behalf of such Seller with respect to any and all matters relating to, arising out of, or in connection with this Agreement and the Ancillary Agreements.  The Purchaser will be entitled to rely on Parent's authority as the agent, representative and attorney-in-fact of the Sellers for all purposes under this Agreement and the Ancillary Agreements, including for purposes of effecting any waiver or amendment.  Any payment or delivery to be made pursuant to this Agreement or the Ancillary Agreements to the Sellers, or any of them, may be made by the Purchaser to Parent and thereupon will be deemed to have been made to such Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

Except as set forth in the corresponding sections or subsections of the Sellers’ Disclosure Schedule, the Sellers jointly and severally hereby represent and warrant to the Purchaser as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows.  Within five Business Days from the date hereof, the Sellers' shall provide any additional documentation or information required by the Purchaser regarding the items marked with an asterisk on the Sellers' Disclosure Schedule and, except to the extent the Purchaser consents to the retention of such items on the Sellers' Disclosure Schedule, the exclusion of such items shall be reflected on an updated Sellers' Disclosure Schedule or other appropriate adjustments consented to by the Purchaser shall be made.

Section 3.1   Organization, Authority and Qualification of the Sellers.

Except as set forth in Section 3.1 of the Sellers’ Disclosure Schedule, each of the Sellers (x) is a corporation or limited liability company, as the case may be, duly organized, validly existing and, except as a result of the commencement of the Chapter 11 Cases, in good standing under the laws of the jurisdiction of its incorporation, formation or organization, and, subject to obtaining the approval of the Bankruptcy Court, has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder, and to consummate the Transactions.; (y) has all necessary power and authority to own, lease, operate and conduct its respective businesses, properties and assets as now being conducted; and (z) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its respective business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing (a) has resulted from the commencement or continuance of the Chapter 11 Cases; or (b) would not: (i) adversely affect the ability of such Seller to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions; or (ii) otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Subject to obtaining the Sale Order from the Bankruptcy Court, the execution and delivery of this Agreement and the Ancillary Agreements by each Seller, the performance by each Seller of its obligations hereunder and thereunder, and the consummation by each Seller of the Transactions have been duly authorized by all requisite action on the part of such Seller and their stockholders or members, as the case may be, and no other corporate or limited liability company action or proceeding on the part of any of the Sellers is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements by each of the Sellers, or the consummation of the Transactions.  This Agreement has been, and upon their execution, the Ancillary Agreements shall have been, duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Purchaser), subject to the approval of the Bankruptcy Court, this Agreement constitutes, and, upon their execution, the Ancillary Agreements shall constitute, legal, valid and binding obligations of such Seller, as applicable, enforceable against such Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity. None of the Sellers have any Subsidiaries, except for other Sellers, except as specified in Section 2.1(a)(iv).

Section 3.2   No Conflict.

Subject to the approval of the Bankruptcy Court and the entry of the Sale Order, and assuming that all consents, approvals, authorizations and other actions described in Section 3.3 have been obtained, all filings and notifications listed in Section 3.3 of the Sellers’ Disclosure Schedule have been made, and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers and the consummation of the Transactions hereby and thereby do not and will not, except as set forth in Section 3.2 of the Sellers’ Disclosure Schedule:  (a) violate, conflict with or result in the breach of the certificate of incorporation, articles of incorporation, bylaws, certificate of formation, operating agreement, limited liability company agreement or similar formation or organizational documents of any of the Sellers; (b) conflict with or violate any Law or Order applicable to any of the Sellers or any of the Purchased Assets or Assumed Liabilities; (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any of the Sellers is a party, or result in the creation of any Lien on any of the Purchased Assets, except to the extent that any such rights of termination, amendment, acceleration, suspension, revocation or cancellation and such Liens are cured, remedied or otherwise accounted for in the Sale Order and except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or reasonably be expected to result in the imposition of any Lien against any of the Purchased Assets.

Section 3.3   Governmental Consents and Approvals.

The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Sellers do not and, upon the entry by the Bankruptcy Court of the Sale Order as required by Section 7.1(d) and Section 7.2(d), will not require any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to any Seller or by which any of the Purchased Assets may be bound, any Contract to which any Seller is a party or by which any Seller may be bound, except (i) as described in Section 3.3 of the Sellers’ Disclosure Schedule, and (ii) filings or consents, the failure to obtain which would not constitute a Material Adverse Effect.

Section 3.4   Litigation.

Except (a) for the Chapter 11 Cases, (b) as set forth in Section 3.4 of the Sellers’ Disclosure Schedule or (c) for Actions involving, in the aggregate, less than $200,000 and which would not, if decided adversely, have any impact on the post-closing operations of the Business, there is no pending Action by or against any of the Sellers or relating to the Business or any of the Purchased Assets or Assumed Liabilities, or, to the Sellers’ Knowledge, threatened against or affecting any of the Sellers or relating to the Business or any of the Purchased Assets or Assumed Liabilities.

Section 3.5   Compliance with Laws.

Except as set forth in Section 3.5 of the Sellers’ Disclosure Schedule, the Sellers (a) have conducted and continue to conduct the Business in all material respects in accordance with all applicable Laws and Orders applicable to the Business, (b) have complied with and continue to comply with in all material respects all Laws and Orders applicable to the Purchased Assets and the Assumed Liabilities, (c) are not in violation in any material respect of any such Law or Order, and (d) have not received any notice that any violation of any such Law or Order is being or may be alleged.

Section 3.6   Environmental Matters.

Except as set forth in Section 3.6 of the Sellers’ Disclosure Schedule to Sellers’ knowledge:

(a)           The Business, the Leased Real Property, and any properties or facilities owned, leased or operated by the Business are in compliance with Environmental Laws; and

(b)           The Business possesses and is in compliance with all Environmental Permits necessary for the conduct of its business as presently conducted.

Section 3.7   Intellectual Property.

(a)           Section 3.7 of the Sellers’ Disclosure Schedule sets forth a true and complete list of all material (i) material Owned Intellectual Property, including an indication of whether or not it is registered with any Governmental Authority; and (ii) Licensed Intellectual Property.  The Transferred Intellectual Property constitutes all Intellectual Property used by the Sellers in the conduct of the Business.

(b)           The continued operation of the Business as presently conducted or reasonably expected to be conducted does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties.  To Sellers’ Knowledge, there are not, and have not been during the preceding two (2) year, any Actions, reissues, reexaminations, public protests, interferences, arbitrations, mediations, oppositions, cancellations, Internet domain name dispute resolutions or other proceedings (collectively, “Suits”) pending, decided, threatened or asserted concerning the Owned Intellectual Property, and no valid basis for any such Suit exists.  To the Seller’s Knowledge, there are no Suits pending, decided, threatened or asserted concerning the Licensed Intellectual Property or the right of any Seller to use the Licensed Intellectual Property, and, to the Seller’s Knowledge, no valid basis for any such Suits or Actions exists.

(c)           No Person other than a Seller has any ownership interest in, or a right to receive a royalty or similar payment with respect to, any of the Owned Intellectual Property.  Except as set forth on Section 3.7 of the Sellers’ Disclosure Schedule, no Person is entitled to a royalty or similar payment with respect to Intellectual Property not owned by a Seller.  None of the Sellers have granted any options, licenses, assignments or agreements of any kind relating to (i) ownership of rights in Owned Intellectual Property; or (ii) the marketing or distribution of Owned Intellectual Property.

(d)           To the Knowledge of Seller, no Intellectual Property that is Owned Intellectual Property or subject to any Intellectual Property License is being infringed by third parties.

Section 3.8   Real Property.

(a)           Section 3.8 of the Sellers’ Disclosure Schedule lists the street address and legal description where appropriate of each parcel of real property leased or subleased by any Seller as tenant or subtenant, as the case may be, which is used or useful in or held for use in the conduct of the Business, and the identity of the lessee of each such parcel of Leased Real Property.  The Sellers have delivered to the Purchaser true and complete copies of the leases and subleases in effect at the date hereof (including all amendments thereto and assignments in respect thereof) relating to the Leased Real Property, and there has not been any sublease or assignment entered into by any of the Sellers in respect of the leases and subleases relating to the Leased Real Property.  Each lease and sublease in respect of the Leased Real Property is a valid lease or sublease and Sellers have received no written notice of default except as disclosed in Section 3.8 of the Sellers’ Disclosure Schedule.  No Seller has received notice of any pending condemnation proceeding or any threatened condemnation that would preclude or impair the use of any Leased Real Property by the Business for the purposes for which it is currently used.  No Seller has received notice of the applicable Governmental Authority altering its zoning Laws so as to affect or potentially affect the Leased Real Property.

(b)           Except as set forth in Section 3.8 of the Sellers’ Disclosure Schedule, Sellers have valid and binding leasehold interests in all of their respective material assets, free and clear of any Liens, except, in each case, for Permitted Liens.  No options or rights of first offer or rights of first refusal or similar rights or options have been granted by any Seller to any Person (other than the Purchaser) that are enforceable despite the continuation of the Chapter 11 Cases to purchase, lease or otherwise acquire any interest in any of the leases or subleases relating to the Leased Real Property.

(c)           Subject to the entry of the Sale Order, except as set forth on Section 3.8 of the Sellers’ Disclosure Schedule, all real property leases listed in Section 3.8 of the Sellers’ Disclosure Schedule are assumable by the Sellers and assignable by the Sellers to Purchaser pursuant to Section 365 of the Bankruptcy Code.

Section 3.9   Employee Benefit Matters.

(a)           Section 3.9 of the Sellers’ Disclosure Schedule lists all Employee Plans.  Each Employee Plan is in writing, and the Sellers have made available to the Purchaser a true and complete copy of each Employee Plan and all amendments made to such plans together with, as applicable, any applicable collective bargaining agreements and ancillary agreements, all current funding agreements, the most recent determination letter, if applicable, all current summary descriptions, and, if applicable, the Form 5500 and attached schedules, actuarial report and financial statements relating to those Employee Plans for the most recent two years.  No facts, conditions or circumstances have occurred between the date of the foregoing documents that were delivered or made available to the Purchaser and the date of this Agreement that would materially affect the information contained in those documents and, in particular, and without limiting the generality of the foregoing, no oral or written promises or commitments have been made to amend any Employee Plan or to provide increased benefits under any Employee Plan to any of the Business Employees, except as required by applicable Laws.

(b)           To Sellers’ knowledge, each Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws (including, without limitation, all Tax rules with which compliance is required for any intended favorable Tax treatment).  Each of the Sellers has performed all material obligations required to be performed by it in respect of the Business Employees prior to Closing under, is not in any material respect in default under or in material violation of,  any Employee Plan.  No Employee Plan is or at any time was a "defined benefit plan" as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Tax Code nor a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Tax Code.  The Sellers or any ERISA Affiliates have never participated in nor has been required to contribute to any "multi employer plan," as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Tax Code or any plan that is subject to Title IV of ERISA.  There is no material default or violation of an Employee Plan by any party thereto and no action is pending or, to the Sellers’ Knowledge, threatened with respect to any Employee Plan and, to the Sellers’ Knowledge, no fact or event exists that could give rise to any such Action.  The Sellers and ERISA Affiliates have complied with the notice and continuation of coverage requirements of Section 4980B of the Tax Code, and the regulations thereunder, and Part 6 of Title I of ERISA and has complied with the Health Insurance Portability and Accountability Act of 1996 with respect to any group health plan within the meaning of Tax Code Section 5000(b)(1).

Section 3.10   Taxes.

Except as set forth in Section 3.10 of the Sellers’ Disclosure Schedule,

(a)           Sellers have timely filed or caused to be timely filed or will timely file or cause to be timely filed with the appropriate Governmental Authorities (taking into account extensions to file Tax Returns) all Tax Returns that are required to be filed with respect to the income or operations of the Business or the ownership of the Purchased Assets on or prior to the Closing Date.  All such Tax Returns are true, correct, and complete.  Each Transferred Entity, and each subsidiary of a Transferred Entity, has timely filed (or has had filed on its behalf) all Tax Returns required to be filed by or with respect to it.  All such Tax Returns are true, correct, and complete;

(b)           All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all Taxes due by or with respect to the income or operations of the Business or the ownership of the Purchased Assets for the Pre-Closing Period have been timely paid or will be timely paid in full on or prior to the Closing Date.  Each Transferred Entity, and each subsidiary of a Transferred Entity, has paid all Taxes required to be paid by it (or has had such Taxes paid on its behalf) in accordance with applicable Law;

(c)           (i) None of the Sellers are the subject of an audit or other examination of Taxes by any Governmental Authorities with respect to the income or operations of the Business or the ownership of the Purchased Assets and no Transferred Entity, nor any subsidiary of a Transferred Entity, is the subject of an audit or other examination of Taxes by any Governmental Authority; (ii) to the Sellers’ Knowledge, no such audit or examination is threatened or pending; and (iii) the Sellers have not received any written notices from any Governmental Authority relating to any issue that could result in any liability for Taxes with respect to the income or operations of the Business or the ownership of the Purchased Assets, or with respect to any Transferred Entity or any subsidiary of a Transferred Entity;

(d)           There are no filed Liens for Taxes or security interests on any of the Purchased Assets or on any assets of any Transferred Entity or any assets of any subsidiary of a Transferred Entity arising in connection with any failure (or alleged failure) to pay any Taxes (other than Permitted Liens).

(e)           No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any Governmental Authority against any Seller (with respect to the Purchased Assets or the Business) or against any Transferred Entity or any subsidiary of a Transferred Entity.

(f)           No Seller, nor any Transferred Entity, nor any subsidiary of a Transferred Entity, has consented to extend the time in which any Taxes may be assessed or collected by any Governmental Authority.

(g)           Each Seller, each Transferred Entity and each subsidiary of each Transferred Entity has withheld and remitted to the appropriate Governmental Authorities in compliance with all applicable laws and regulations all Taxes required to be withheld and remitted by it in connection with payments made to other persons.

(h)           No Transferred Entity, nor any subsidiary of a Transferred Entity, is a party to or bound by any tax allocation or tax sharing agreement or has any current or potential obligation to indemnify any other Person with respect to Taxes.

Section 3.11   Material Contracts.

(a)           Section 3.11(a) of the Sellers’ Disclosure Schedule sets forth all Contracts concerning the Purchased Assets, the Transferred Intellectual Property or that are related to, or used or useful in or held for use in, the Business that are in any of  the following categories:

(i)           Contracts for the sale of assets, products or services with any of Sellers’ 20 largest customers;

(ii)           Contracts with any of the Sellers 20 largest vendors and all other vendors other than vendors reasonably determined by the Sellers not to be material to the Business as a whole;

(iii)           Contracts containing a covenant that restricts a Seller or any Affiliate of a Seller from engaging in any line of business or competing with any Person;

(iv)           Contracts providing for indemnification by a Seller, other than in connection with respect to standard terms and conditions of a Contract for the purchase or sale of assets, products or services in the ordinary course of business;

(v)           (A) Employment contracts with the individuals listed on Schedule 2.2(a)(vi) or Schedule 2.7(i) and any other non-ordinary course employment agreements, (B) any severance, stay bonus or similar agreements not listed on Schedule 2.2(a)(vi), (C) Employee Plans and (D) all bonus, commission or other incentive compensation plans;

(vi)           Contracts relating to a joint venture of the Business;

(vii)           Currency exchange, interest rate, commodity exchange or similar Contracts;

(viii)           Contracts for capital expenditures except to the extent such Contracts involve the payment in the aggregate of less than $50,000 during the terms thereof;

(ix)           Contracts or licenses of any patents, trademarks, trade names, service marks, copyrights or other Intellectual Property received from or granted to third parties;

(x)           Contracts related to or arising in connection with the Transferred Entities which contains any material restrictions on any Seller; and

(xi)           Contracts not made in the ordinary course of business involving payments of more than $100,000.

(such Contracts collectively, “Material Contracts”, and each a “Material Contract”).

(b)           The Sellers have made available to the Purchaser true and complete copies of the Material Contracts (including all amendments thereto and assignments thereof).

(c)           Each Material Contract (i) is valid and binding on the applicable Seller and, to the Sellers’ Knowledge, the counterparties thereto, and is in full force and effect; and (ii) upon entry of the Sale Order and consummation of the Transactions, shall continue in full force and effect without penalty or other adverse consequence.  The applicable Seller and, to the Sellers’ Knowledge, the counterparties thereto, are not in breach of, or default under, any Material Contract to which any of them is a party.

Section 3.12   Brokers.

Except for Roth Capital Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Seller.  The Sellers are solely responsible for the fees and expenses of any financial advisor to the Sellers.

Section 3.13   Title to Purchased Assets; Good Condition .

(a)           The Sellers have good and valid title to, or in the case of leased assets, a valid leasehold interest in, all of the Purchased Assets.  The Purchased Assets include all of the tangible and intangible assets used in or reasonably necessary to conduct the Business as currently conducted or proposed to be conducted.

(b)           All of the tangible personal property used or useful in or held for use in connection with the Business is, in all material respects, in good operating condition and repair, free of defects and in a state of good maintenance, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used or intended.

Section 3.14   Insurance.

Set forth in Section 3.14 of the Sellers’ Disclosure Schedule is an accurate and complete list of each insurance policy and insurance arrangement that covers businesses, properties, assets (including the Purchased Assets), Liabilities (including the Assumed Liabilities) or employees (including self insurance, but excluding insurance policies providing benefits under welfare plans and directors’ and officers’ insurance) of the Business (the “Insurance Policies”).  The Insurance Policies are in full force and effect, all premiums thereon have been paid, and the Sellers are otherwise in compliance in all material respects with the terms and provisions of such policies.  No Seller is in default under any of the Insurance Policies (or any policy required to be set forth in Section 3.14 of the Sellers’ Disclosure Schedule) and there exists no event, occurrence, condition or act (including the purchase of the Purchased Assets hereunder) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder.  No Seller has received any notice of cancellation or non-renewal of any such Insurance Policies nor has the termination of any such Insurance Policies been threatened, and there exists no event, occurrence, condition or act (including the purchase of the Purchased Assets hereunder) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such Insurance Policies.

Section 3.15   Permits.

The Sellers have made available to the Purchaser prior to the date hereof a true and complete copy of each of the Permits and Licenses, each of which is listed in Section 3.15 of the Sellers’ Disclosure Schedule.  The Sellers have obtained and possess all Permits and Licenses and have made all registrations or filings with or notices to any Governmental Authority necessary for the lawful conduct of the Business as presently conducted and operated, or necessary for the lawful ownership of their properties and assets or the operation of the Business as presently conducted and operated.  Each such Permit and License is valid and in full force and effect and the Sellers are in material compliance with all such Permits and Licenses.  Each such Permit and License is included in the Purchased Assets.

Section 3.16   Labor Matters.

Except as set forth in Section 3.16 of the Sellers’ Disclosure Schedule, (i) none of the Sellers are a party to any collective bargaining, voluntary recognition, union or similar agreement with respect to any of the Business Employees, and to the Sellers’ Knowledge, no union represents or claims to represent or is attempting to organize any of the Business Employees, and (ii) there is no unfair labor practice charge or complaint against the Sellers in respect of the Business pending or, to the Sellers’ knowledge, threatened before the National Labor Relations Board, any federal or state labor relations board or any court or tribunal.  Except as set forth in Section 3.16 of the Sellers’ Disclosure Schedule, there are no pending, or to the Sellers’ Knowledge, threatened actions, grievances, arbitrations, administrative proceedings, charges, complaints or investigations that involve the labor or employment relations of the Business, including but not limited to, issues relating to employment discrimination, wages and hours and occupational health and safety.  Except as disclosed in Section 3.16 of the Sellers’ Disclosure Schedule, (i) there are outstanding Orders against any of the Sellers under any applicable Law relating to occupational safety and health, or any other matters relating to employment or employees, in connection with the Business.

Section 3.17   Transactions with Related Parties.

Except as set forth in Section 3.17 of the Sellers’ Disclosure Schedule:

(a)           Except for employment or compensation agreements listed on Section 3.11 of the Sellers’ Disclosure Schedule, no agreement or transaction between any of the Sellers and (i) any director, officer, stockholder or Affiliate of the Sellers, or (ii) any relative or spouse (or relative of such spouse) of any such director, office, stockholder or Affiliate (such persons in (i) and (ii) being referred to herein as a “Related Party” or collectively as the “Related Parties”) has been entered into.

(b)           No Related Party is a director or officer of, or has any direct or indirect interest in (other than the ownership of not more than 5% of the publicly traded shares of), any Person or entity which is a supplier, vendor, or competitor of any of the Sellers.

(c)           No Related Party owns or has any interest in, directly or indirectly, in whole or in part, any tangible or intangible property used or useful in the conduct of the Business or any Purchased Asset.

(d)           No Seller has made any loans, payments or transfers of any Seller’s assets to any Related Party.

Section 3.18   Financial Statements.

(a)           The Financial Statements, correct and complete copies of which have been delivered to the Purchaser, have been prepared from the books and records of the Sellers and fairly present in all material respects the financial position and results of operations, shareholders’ equity and cash flows of the Sellers as at the dates and for the periods reflected thereon in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and except, in the case of the unaudited financial statements, for the failure of the unaudited financial statements to include the footnotes required by GAAP, and subject to normal year-end audit adjustments that are not anticipated individually or in the aggregate be material.

(b)           The Transferred Entities have no material Liabilities except (i) to the extent specifically reflected and accrued for or specifically reserved against in the Sellers’ balance sheet as of July 25, 2009 and (ii) for Liabilities incurred subsequent to July 25, 2009 in the ordinary course of business consistent with past custom and practice.  The Transferred Entities and their respective assets are subject to no Liens other than Permitted Liens.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

Except as set forth in the corresponding sections or subsections of the Purchaser’s Disclosure Schedule, the Purchaser hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 4.1                      Organization and Authority of the Purchaser.

The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions.  The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Purchaser to carry out its obligations under this Agreement and the Ancillary Agreements to which it is a party, and to consummate the Transactions.  The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the Transactions have been duly authorized by all requisite company action on the part of the Purchaser.  This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by each of the Sellers and other parties thereto), subject to the approval of the Bankruptcy Court, this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

Section 4.2   No Conflict.

Subject to the approval of the Bankruptcy Court, and assuming that all consents, approvals, authorizations and other actions described in Section 4.2 have been obtained, all filings and notifications listed in Section 4.2 of the Purchaser’s Disclosure Schedule have been made, and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Sellers, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party do not and will not: (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of the Purchaser; (b) conflict with or violate any Law or Order applicable to the Purchaser or its assets, properties or businesses; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under this Agreement and the Ancillary Agreements to which it is a party, and to consummate the Transactions.

Section 4.3   Governmental Consents and Approvals.

The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not or, upon the entry by the Bankruptcy Court of the Sale Order as required by Section 7.1(d) and 7.2(d), will not require any consent, approval, authorization or other Order of, action by, filing with, or notification to, any Governmental Authority, except as described in Section 4.3 of the Purchaser’s Disclosure Schedule and (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the Transactions.

Section 4.4   Litigation.

As of the date hereof, no Action by or against the Purchaser is pending or, to the Purchaser’s Knowledge, threatened, which would reasonably be expected to affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the Transactions.

Section 4.5   Financial Condition.

Purchaser has sufficient financial resources to provide adequate assurance of future performance of the Assigned Contracts and shall have on the Closing Date sufficient financial resources to consummate the Transactions.

Section 4.6   Brokers and Finders.

Except for Roth Capital Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1   Assumption of Assigned Contracts.

(a)           The Sellers shall make available to the Purchaser a reasonably categorized list and true and complete copies of to the Contracts (including Permits and Licenses that are Contracts), or in the case of oral Contracts true and complete written descriptions thereof (in each case including all amendments thereto and assignments thereof) on or before the fifteenth (15th) day after the date hereof.  Not later than ten (10) Business Days prior to the Closing, the Sellers shall provide the Purchaser with lists of all Contracts (including any lease pursuant to which the Leased Real Property is leased by a Seller), which shall be by specific Contract and not by category of Contract except as otherwise consented to by the Purchaser, which they deem should be Assigned Contracts hereunder and the "cure amounts" pursuant to Section 365 of the Bankruptcy Code relating to each (the “Sellers' Assigned Contracts Schedule”).  All Contracts on Seller’s Assigned Contracts Schedule shall be deemed to be Assigned Contracts unless, at any time and from time to time on or before (i) the 60th day after the Closing, with respect to any lease pursuant to which the Leased Real Property is leased by a Seller or (ii) the Business Day prior to the Closing Date, with respect to all other Contracts, the Purchaser by written notice to the Sellers elects to exclude any one or more of the scheduled Contracts that would otherwise be Assigned Contracts.  The Purchaser also may add Contracts not designated by the Sellers (the “Extra Contracts”) (including any lease pursuant to which any Leased Real Property is leased by a Seller and Permits and Licenses) to be an Assigned Contract.  Any Contract which is not designated on the Sellers' Assigned Contracts Schedule or in a notice pursuant to the preceding sentence as an Assigned Contract or which is designated in a notice pursuant to the second preceding sentence (each such designated Contract, an “Excluded Contract”), shall not be an Assigned Contract to be assigned to the Purchaser hereunder and shall be an Excluded Asset.  Notwithstanding the foregoing, the Purchaser shall not be entitled to designate any Assumed Employment Agreement or Assumed Severance Agreement, or any other agreement listed on Schedule 2.2(a)(vi), as an Excluded Contract, and the Sellers shall be required to include each  Assumed Employment Agreement and Assumed Severance Agreement on the Sellers' Assigned Contracts Schedule, unless the employee party thereto does not become a Transferred Employee.  There shall be no adjustment to the Purchase Price as a result of the Purchaser’s election to exclude any one or more of the Contracts from the Transactions pursuant to this Section 5.1(a), or to add any Extra Contracts; except that the Purchaser shall not be required to make any payments for Determined Cure Costs or any other amounts for any such Excluded Contracts. Each Seller hereby appoints the Purchaser its agent and attorney-in-fact for the sole purpose of allowing the Purchaser to continue to operate under each lease pursuant to which the Leased Real Property is leased by a Seller until such time as the Purchaser either designates such lease as an Assigned Contract or designates that it does not want to have such lease assigned to it, provided that during such period, the Purchaser shall be responsible for all obligations arising from or in connection with such lease during such period (and not based on a breach, default or other circumstance existing prior to such period).

(b)           At the time of Closing, except to the extent a later date is consented to by the Purchaser in its sole discretion with respect to any lease pursuant to which any Leased Real Property is leased by a Seller, Seller shall have obtained the approval of the Bankruptcy Court pursuant to the Sale Order or another Order of the Bankruptcy Court and/or the consent of the applicable counterparties to the extent necessary to effect the assignment of, and the Sellers shall assume (to the extent required) and then assign to the Purchaser, and the Purchaser shall assume from the Sellers, to the extent provided in Section 2.2(a), all the Assigned Contracts.

(c)           Subject to the terms of Section 5.1(a), the Purchaser shall make provision for the payment of the Determined Cure Costs.  The Sellers shall use their reasonable best efforts, including the filing and prosecution of any and all appropriate proceedings in the Bankruptcy Court, to establish the Determined Cure Costs, if any, for each Assigned Contract no later than three Business Days prior to the deadline for the Purchaser to include such Contract in the Purchased Assets, in accordance with the Sellers’ books and records as of the Petition Date.

(d)           Notwithstanding any provision in this Agreement to the contrary, the Sellers will not reject or take any action or cause any of their Affiliates to reject or take any action (or fail to take any action that would result in rejection by operation of law) to reject, repudiate or disclaim any Assigned Contract without the prior written consent of the Purchaser.

Section 5.2   Conduct of Business Prior to the Closing.

(a)           The Sellers covenant and agree that, except as described in Section 5.2(a) of the Sellers’ Disclosure Schedule, between the date hereof and the Closing and except as a result of the Chapter 11 Cases, and subject to Bankruptcy Court orders and the constraints of the DIP Credit Agreement, each Seller shall, and shall cause each of its Affiliates (as relates to the Business) in all material respects to:

(i)           conduct and maintain its business in the condition as of the date hereof, provided that nothing herein shall require the Sellers to continue operating any Leased Real Property subject to a lease that is an Excluded Asset;

(ii)           use its commercially reasonable efforts and take all necessary actions to maintain, preserve and keep the Purchased Assets in good condition and repair (normal wear and tear excepted), and to maintain in effect all material licenses, permits, and approvals of Governmental Authorities which are necessary for the conduct of the Business;

(iii)           use commercially reasonable efforts to maintain the Sellers’ current insurance coverage under each insurance policy maintained by the Sellers with respect to the Business, provided that the Purchaser acknowledges that, after the Closing Date, the Sellers shall have no responsibility for obtaining or maintaining any insurance relating to the Business, whether relating to or arising out of occurrences prior to, at or subsequent to, the Closing, except to the extent required to enable the Sellers to comply with Section 2.1(a)(xiii);

(iv)           use commercially reasonable efforts to maintain in full force and effect the Owned Intellectual Property;

(v)           except as relates to any Excluded Assets, use commercially reasonable efforts to maintain in all material respects the goodwill and organization of the Business and Sellers’ relationship with the Business Employees, suppliers, customers, lenders, lessors and others having business dealings with them in connection with the Business;

(vi)           subject to Section 5.1, use commercially reasonable efforts to obtain all necessary consents to the transfer of the Contracts that are to be transferred to the Purchaser pursuant to this Agreement, provided that, subject to Section 5.1, the obligation to use commercially reasonable efforts shall not require any payment of money or other consideration by the Sellers unless the Purchaser requests that the Sellers make such a payment and agrees to reimburse the Sellers for such payment;

(vii)           use commercially reasonable efforts to obtain authorization pursuant to the Sale Order to execute, deliver and/or file Uniform Commercial Code, lien releases, discharges, financing change statements and such other documents, notices or instruments as the Purchaser may reasonably deem necessary or desirable to release all Liens, except for Permitted Liens, against the Purchased Assets;

(viii)           pay and discharge their Liabilities relating to the Business as they come due in the ordinary course of business, to the extent consistent with the terms of the DIP Credit Agreement, except those subject to the automatic stay under the Bankruptcy Code;

(ix)           consult in good faith as requested by the Purchaser with the representatives of the Purchaser to report material operational developments and the general status of ongoing operations of the Business, including any Material Adverse Effect; and

(x)           pay, and cause any entity the equity of which is included in the Purchased Assets, and any subsidiary of any such entity, to pay, all Taxes due and payable by it before the Closing.

(b)           The Sellers covenant and agree that, except as described in Section 5.2(b) of the Sellers’ Disclosure Schedule, between the date hereof and the Closing, and except as required by applicable Law or as a result of the Chapter 11 Cases, each Seller shall not, and shall cause each of their Affiliates and the Sellers’ and Affiliates’ respective officers, directors, shareholders, members, employees, managers, partners, representatives and agents not to, in any material respect, without the prior written consent of the Purchaser, or with respect to clause (ix) and below, without providing the Purchase with reasonable notice and a reasonable opportunity to consult with the Sellers:

(i)           sell, lease, dispose or otherwise transfer or distribute any of the Purchased Assets, or any interest therein, other than transfers and dispositions, including the sale and purchase of Inventory from suppliers, made in the ordinary course of business;

(ii)           grant or announce any increase in the salaries, bonuses, severance or other payments or benefits payable to any of the Business Employees or independent contractors or grant any equity or equity-based compensation to any Business Employees or independent contractors;

(iii)           hire any new employees or transfer employees from any other operations of the Sellers, or enter into any employment Contract or other arrangement with any Business Employees, except for any non-managerial employee earning no more than $75,000 per annum;

(iv)           effect any involuntary termination of any Business Employees, except for involuntary terminations in the ordinary course of business or for cause (including for violation of a Seller’s employment policies);

(v)           adopt any employee benefit plan that would be an Employee Plan if in existence as of the date of this Agreement for any Business Employees, or amend or modify any existing Employee Plans for such employees, other than as required by a change in Law after the date hereof;

(vi)           change any method of accounting or accounting practice or policy used by the Sellers (or by the Parent in a consolidated return with Sellers), other than such changes required by GAAP;

(vii)           fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire, except with respect to any lease that is an Excluded Asset;

(viii)           enter or agree to enter into any Material Contract which may be included in the Purchased Assets, other than in the ordinary course of business, or make or agree to make a material change or modification to any existing Material Contract included in the Purchased Assets, other than in the ordinary course of business;

(ix)           take or omit to take any action that would require disclosure under Article III, or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Sellers in this Agreement or in any of the Ancillary Agreements;

(x)           take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect on the Business or the Purchased Assets;

(xi)           enter into any Contract regarding the license, sublicense, agreement or permission to use Intellectual Property;

(xii)           enter into any Contract for the sublease of any of the Leased Real Property;

(xiii)           amend its certificate or articles of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents or take any other action if any such amendment or action would have an adverse effect on the ability of any Seller to consummate the Transactions or otherwise adversely affect the Business or the value, utility or transferability of the Purchased Assets;

(xiv)           purchase, redeem or agree to purchase or redeem any of its equity interests, options, warrants or rights to purchase equity interests or securities of any kind convertible or exchangeable for equity interests;

(xv)           acquire any entity or all or substantially all of the assets of any entity or make any other investment outside the ordinary course of business;

(xvi)           make any capital expenditures, including capital expenditures for new scanners for the Sellers' drivers (whether capitalized or expensed), except as explicitly provided for in the budget annexed to the DIP Credit Agreement, as such budget may be amended with the prior written consent of the Purchaser (the “Budget”);

(xvii)           other than Trade Payables, create or incur any Indebtedness or other Liabilities (absolute or contingent) except as explicitly provided for in the Budget;

(xviii)           make any loan, advance, guaranty or other extension of credit to any Person or enter into any commitment to make any loan, advance, guaranty or other extension or credit, except as explicitly provided for in the Budget;

(xix)           create or incur any Lien or fail to take action to discharge any involuntary Lien, against or in respect of any Purchased Assets, except for Permitted Liens;

(xx)           institute, settle, or agree to settle any claims, actions, or proceedings before any court or other Governmental Authority;

(xxi)           compromise or otherwise settle any claims relating to, or adjust any assertion or claim of a deficiency in, Taxes (or interest thereon or penalties in connection therewith), or file any appeal from an asserted deficiency, except in a form previously approved by the Purchaser or file or amend any Tax Return;

(xxii)           amend any Tax Return or make any Tax election;

(xxiii)           declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to holders of its equity interests (other than another Seller);

(xxiv)           fail to comply, in all material respects, with all applicable Laws and Orders;

(xxv)           enter into any transaction with any Affiliate, director, officer, manager or employee of any Seller (including Parent);

(xxvi)           subject to Section 5.3, make any other payment or take any other action is that is materially inconsistent with the Budget; or

(xxvii)                      agree to take any of the actions specified in this Section 5.2(b), except as expressly contemplated by this Agreement and the Ancillary Agreements.

Section 5.3   Access to Information.

(a)           From the date hereof until the Closing, upon reasonable notice, the Sellers shall, and shall cause their respective officers, directors, managers, employees, agents, representatives, accountants and counsel to: (a) afford the Purchaser, its Affiliates, potential financing sources and their respective authorized representatives reasonable access to the offices, properties and books and records of the Sellers (to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities) including access to conduct environmental site assessments; (b) review with the Purchaser on a daily basis all disbursements, receipts and sales, with all such disbursements (other than disbursements to the Sellers' counsel) being subject to the Purchaser's approval which, except in the case of disbursements to professionals, shall not be unreasonably withheld if they are in accordance with the Budget; and (c) furnish to the respective officers, employees, and authorized agents and representatives of the Purchaser and its Affiliates and potential financing sources such additional financial and operating data and other information regarding the Business, the Purchased Assets and the Assumed Liabilities (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of the applicable Seller’s personnel and in such a manner as not to interfere with the normal operations of the Business; provided, further, that such review by and any information furnished to the Purchaser shall not affect the representations and warranties made by the Sellers in this Agreement or the remedies of the Purchaser for breaches of those representations and warranties.  From time to time prior to the Closing, the Sellers shall promptly supplement or amend information previously delivered to the Purchaser with respect to any matter hereafter arising which, if existing or occurring prior to or at the date of this Agreement, would have been required to be set forth or disclosed herein; provided, however, that such supplemental information shall not be deemed to be an amendment to the Sellers’ Disclosure Schedule or the representations and warranties made by the Sellers in this Agreement.

Section 5.4   Damage or Destruction.

Until the Closing, the Purchased Assets shall remain at the risk of the Sellers.  In the event of any material damage to or destruction of any material Purchased Asset (other than normal wear and tear) after the date hereof and prior to the Closing (in any such case, a “Loss”), the Sellers shall give notice thereof to the Purchaser, and if any such Losses would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Purchaser shall be entitled to terminate this Agreement upon providing Sellers written notice of such termination.  If any such Loss is covered by policies of insurance, all right and claim of the Sellers (or Parent) to any proceeds of insurance for such Loss shall be assigned and (if previously received by the Sellers and not used prior to the Closing Date to repair any damage or destruction) paid to the Purchaser at Closing.  If any such Loss is not funded by policies of insurance, the Purchaser shall have the right to reduce the Purchase Price by an amount equal to (i) the estimated cost to repair or restore the Purchased Assets affected by such Loss (the “Affected Assets”) to substantially repair or restore their condition immediately prior to the occurrence of such Loss or (ii) if such Affected Assets are destroyed or damaged beyond repair, the replacement cost of the Affected Assets, and all compensation payable on account of such Loss shall be retained by the Sellers.  If the Purchaser elects to reduce the Purchase Price pursuant to this Section 5.4, the Sellers and the Purchaser shall negotiate in good faith in an effort to agree upon the amount of such reduction.  If the parties are unable to reach agreement within five (5) Business Days after notice of the Loss is given by the Sellers, then the amount of the reduction shall be determined by an independent, qualified insurance adjuster selected by the parties (or, if they are unable to agree on such selection, one appointed by the Bankruptcy Court upon application of either party).

Section 5.5   Regulatory and Other Authorizations; Notices and Consents.

The Purchaser and the Sellers shall each use their commercially reasonable efforts to promptly obtain all waivers, authorizations, notices to proceed, consents, orders and approvals of all Governmental Authorities, officials and other Persons, make all required filings, applications and petitions with, and give all required notices to, the applicable Governmental Authorities and other Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other parties in promptly seeking to obtain all such waivers, authorizations, consents, orders, notices to proceed and approvals.

Section 5.6   Permits and Licenses.

Commencing on the date of this Agreement, the parties, cooperating in good faith, shall use commercially reasonable efforts to take such steps, including the filing of any required applications with Governmental Authorities, as may be necessary (i) to effect the transfer of the Permits and Licenses to the Purchaser on or as soon as practicable after the Closing Date, to the extent such transfer is permissible under applicable Law, and (ii) to enable the Purchaser to obtain, on or as soon as practicable after the Closing Date, any additional licenses, permits, approvals, consents, certificates, registrations, and authorizations (whether governmental, regulatory, or otherwise) as may be necessary for the lawful operation of the Business from and after the Closing Date.

Section 5.7   Environmental Related Actions.

Sellers shall, at their own cost and expense to the extent permitted under the DIP Credit Agreement, be responsible for complying with the notice and transfer requirements of any Environmental Laws regarding the Leased Real Property in compliance with, and within the time required under, Environmental Laws.  All of the Environmental Permits will be modified or transferred, as the case may be, by the Sellers in compliance with, and within the time required under, Environmental Laws.

Section 5.8   Intellectual Property.

(a)           No later than ten (10) Business Days following the Closing, each Seller shall, and shall cause each of its Affiliates to, except as otherwise consented in writing by the Purchaser, file amendments with the appropriate Governmental Authorities changing its corporate name, “doing business as” name, trade name, and any other similar corporate identifier (each, a “Corporate Name”) to a Corporate Name that does not contain any of the Trademarks comprising the Transferred Intellectual Property.

(b)           The Sellers shall assign to the Purchaser the Contracts concerning Licensed Intellectual Property, or otherwise shall obtain for the Purchaser and its Affiliates the right to use Licensed Intellectual Property, such that, beginning on the Closing Date, the Purchaser and its Affiliates will have valid and enforceable rights to use all Licensed Intellectual Property as it was used by or for the benefit of the Business (including all configurations and customizations thereof) prior to the Closing.  Prior to the Closing Date, the Sellers shall obtain (but Purchaser shall pay for) all third party consents necessary to assign such agreements or to obtain such rights.

(c)           On or before the Closing Date, the Sellers shall deliver to the Purchaser all records and information in the Sellers’ possession or under the Sellers’ control concerning the Owned Intellectual Property, and all copies thereof, including, but not limited to, any license and settlement agreements, the documentation, source code and object code for all computer software, documentation concerning registrations and applications, prosecution histories, correspondence with Governmental Authorities, litigation files relating to infringements, disputes or demands, including opposition and cancellation proceedings, cease and desist and protest letters, and all documents concerning security interests, mortgages, liens and other encumbrances.

Section 5.9   Further Action.

Each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions, including using its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including any Governmental Authority), challenging this Agreement.  Without limiting the generality of the foregoing, each of the Sellers shall use (or cause its Affiliates to use) its commercially reasonable efforts to cause its accountants, attorneys, advisors, employees and other representatives to cooperate with the Purchaser in order to consummate and make effective the Transactions.  In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the Sellers and the Purchaser shall take all such necessary action.  To the extent that any insurance policies owned or controlled by any Seller covers any loss, Liability, claim, damage or expense resulting from, arising out of, based on or relating to occurrences prior to the Closing with respect to the Business and permits claims to be made thereunder with respect to such losses, Liabilities, claims, damages or expenses after the Closing, the Sellers shall use commercially reasonable efforts to obtain an insurance certificate naming the Purchaser as an additional insured thereunder.  The Sellers  grant to the Purchaser access to the Sellers’ administrative contact for the Sellers’

domain names and agrees to make such person available to the Purchaser and its representatives and agents to effectuate the transfer to the Purchaser of such domain names.  From and after the Closing, (i) Sellers shall promptly forward to Purchaser any and all payments received by Sellers from customers or any other Persons, which constitute part of the Assets and (ii) Purchaser shall promptly forward to Sellers any and all payments received by Purchaser from customers or any other Persons, which constitute part of the Excluded Assets.

Section 5.10   Tax Cooperation and Exchange of Information.

(a)           The parties hereto will provide the other parties with such cooperation and information as may be reasonably requested in filing any Tax Return, amended Tax Return or claim for refund, determining any liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes relating to the Purchased Assets or the Business.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities.  Each of the parties will make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 5.10(a).  Each of the parties will retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the Business for the taxable period first ending after the Closing and for all prior taxable periods (the “Tax Documents”) until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) six (6) years following the due date (without extension) for such Tax Returns.  After such time, before any of the parties shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given the opportunity, after 90 days’ prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense).  In the event that a Seller is liquidated or otherwise ceases to be a going concern prior to the expiration of the period described in the second preceding sentence, such Seller shall offer the Purchaser the opportunity described in the preceding sentence (with 90 days’ prior written notice or such shorter period of notice as may be practicable) to remove and retain Tax Documents and such Seller may then dispose of any such documents not removed by the Purchaser.

(b)           The Sellers shall not take any actions (including, but not limited to, filing any Tax Return or amended Tax Return, responding to any audit or inquiry by a taxing authority, or settling or compromising any controversy with a taxing authority) that could affect the Tax Liability of the Purchaser or any of its Affiliates without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

Section 5.11   Conveyance Taxes.

In the event that any Conveyance Taxes (as may be reduced or eliminated pursuant to Section 1146(b) of the Bankruptcy Code and/or the Sale Order entered by the Bankruptcy Court) are assessed on the transfer of the Purchased Assets to the Purchaser, the Purchaser shall pay or cause to be paid such Conveyance Taxes.  The Sellers shall timely and duly complete and file all returns and other documents associated therewith at the direction of the Purchaser.

Section 5.12   Nondisclosure.

Neither the Purchaser nor any Seller shall disclose to the public or to any third party any material non-public information concerning or relating to the other parties hereto, other than with the express prior written consent of such other parties, except as may be required by applicable Law (including the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court) or to enforce the rights of such disclosing party under this Agreement or to interested bidders in compliance with the Bidding Procedures Order, in which event the contents of any proposed disclosure shall be discussed with such other parties before release; provided, however, that notwithstanding anything to the contrary contained in this Agreement, any party hereto may disclose such information to (a) any of its directors, officers, employees, stockholders, members, Affiliates, agents and representatives who need to know such information for the sole purpose of evaluating the Transactions, or (b) the SEC or any other Governmental Authority where such disclosure is required under any applicable Law.  For the avoidance of doubt, as of the Closing, the Business, the Purchased Assets and the Assumed Liabilities (and any material non-public information with respect thereto) shall be deemed the confidential information of the Purchaser, and the Sellers shall maintain the confidentiality thereof in accordance with the terms of this Section 5.12 but the confidentiality obligations of the Purchaser with respect thereto shall terminate as of the Closing.

Section 5.13   Documents at Closing.

Subject to the terms hereof, each party hereto agrees to execute and deliver on the Closing Date those documents identified in Sections 2.7 and 2.8 to which it is a party.

Section 5.14   Parties’ Access to Records After Closing.

Each Seller acknowledges that all customer lists, records and other information pertaining to any Seller, the Business or its customers that are included in the Purchased Assets are proprietary, confidential information and that on and after the Closing, all such lists, records and information shall be the property of the Purchaser.  Each of the parties hereto agrees to preserve until December 31, 2012, or the expiration of the applicable statute of limitations for documents necessary to prepare Tax returns, all records in its possession relating to any of the Purchased Assets, Assumed Liabilities or the Business for all time periods hereof ended on or prior to the Closing Date or relating to the transactions contemplated herein.  In the event that any party hereto (or their successors) needs and requests access to such records in the possession of any other party hereto relating to any of the Purchased Assets, the Assumed Liabilities or the Business or relating to the Transactions for the purpose of preparing income tax returns or for complying with any audit request, subpoena or other investigative demand by any Governmental Authority or for any civil litigation or any other legitimate purpose not injurious to such other party (including administration of the Sellers’ Chapter 11 Cases), such other party will allow such requesting party and its authorized representatives and agents reasonable access to such records during normal business hours at such other party’s place of business for the sole purpose of obtaining information for use as aforesaid and will permit such requesting party to make extracts and copies thereof as may be necessary or convenient and, if required for such purpose, to have access to and copies of original documents (at such requesting party’s expense).  Sellers and their successors, including any Bankruptcy Trustee, shall have access to all such information at all times provided for herein.

Section 5.15   Notification of Certain Matters.

Except with respect to the actions required by this Agreement, Sellers shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to Sellers, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of any Seller, on the one hand, or the Purchaser, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, the delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect the remedies available to the party receiving such notice under this Agreement.

Section 5.16   Waiver and Release.

Subject to the entry of the Sale Order, no Seller shall assert, and, at Purchaser’s election with respect to any such Avoidance Claim, within 10 days of the Closing each Seller shall waive and release, any and all Avoidance Claims against any vendor, supplier, customer or other Person related to the Purchased Assets or arising out of or in connection with transactions with or for the benefit of any of the Sellers.  In no event shall any Seller waive or release an Avoidance Claim that is included in the Purchased Assets unless the Purchaser shall have consented thereto.

Section 5.17   Compliance with Bidding Procedures Order.

Sellers will comply with all of the terms and conditions of the Bidding Procedures Order.

Section 5.18   Bankruptcy Court Approval.

(a)           Sellers and Purchaser acknowledge that this Agreement and the sale of the Purchased Assets are subject to Bankruptcy Court approval.  On the Petition Date, Sellers shall file a motion with the Bankruptcy Court seeking entry of the Bidding Procedures Order and Seller shall use their best efforts to cause a hearing on such motion to be held within 14 days of the Petition Date.

(b)           As soon as reasonably possible after the Parties execute this Agreement, but in any event no later than five Business Days after the Parties execute this Agreement, Sellers shall file the Sale Motion with the Bankruptcy Court, together with required supporting papers and required notices.  Sellers shall give prompt notice to Purchaser of (i) any written notice or other written communication from any Person alleging that the consent of such Person which is or may be required in  connection with the  transactions contemplated hereby is not likely to be obtained prior to Closing and (ii) any written objection or proceeding that challenges such transactions or the entry of the Sale Order.

(c)           In the event an appeal is taken or a stay pending appeal is requested, with respect to the Bidding Procedures Order or the Sale Order, Sellers shall promptly notify Purchaser of such appeal or stay request and shall promptly provide to Purchaser a copy of the related notice of appeal or order of stay.  Sellers shall also provide Purchaser with written notice of any motion or application filed in connection with any appeal from either of such orders.  Sellers and Purchaser shall use their best reasonable efforts to defend any such appeal or stay.

From and after the date hereof, Sellers shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification or staying of the Bidding Procedures Order or the Sale Order.

Section 5.19   Adequate Assurances Regarding Assigned Contracts and Assignments of Leased Properties.

With respect to each Assigned Contract and Assignments of Leased Properties, Purchaser will use commercially reasonable efforts to provide adequate assurance as required under the Bankruptcy Code of the future performance by Purchaser of each such Assigned Contract and Assignments of Leased Properties.  Purchaser and Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Contracts and Assignments of Leased Properties, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Purchaser’s and Sellers’ employees and representatives available to testify before the Bankruptcy Court.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1   Transferred Employees

(a)           Upon notice to the Sellers’ and at mutually agreeable times, the Sellers will permit the Purchaser’s representatives to meet with Business Employees prior to the Closing Date.  The Purchaser may, at its option, extend offers of employment to all or any of the Business Employees effective as of the Closing Date (or, with respect to employees on approved leave, effective upon return to active duty) (those employees who are offered and accept employment by the Closing Date shall be known as “Transferred Employees”), it being understood that the Purchaser shall have no obligation to employ any of the employees of the Sellers.  Purchaser may, at its option, also accept assignment of contracts with all independent contractor drivers that are scheduled in accordance with Section 5.1(a).  From and after the execution of this Agreement, the Sellers shall use their best efforts to assist the Purchaser in retaining those employees and independent contractors that are employed or engaged in connection with the Business which the Purchaser wishes to hire or engage and the Sellers will not take any action to preclude or discourage any of the Sellers’ employees or independent contractors from accepting any offer of employment or engagement extended by the Purchaser.

(b)           Effective as of the Closing Date, the Purchaser shall, with respect to each Employee Plan of Sellers listed in Section 6.1(b) of the Sellers' Disclosure Schedule, either assume such Employee Plan or adopt a mirror plan or other arrangement providing substantially equivalent benefits to the Transferred Employees (and, with respect to the Sellers' 401(k) plan, allow the Transferred Employees to roll over their current account balances).

(c)           The Sellers shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employees or their covered dependents on or prior to the Closing Date.  Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents after the Closing Date under Employee Plans assumed by the Purchaser pursuant to Section 6.1(b) shall be the responsibility of the Purchaser.  For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; and, in the case of a hospital stay, when the employee first enters the hospital.

(d)           Purchaser and Sellers hereby acknowledge that for purposes of IRS Revenue Procedure 2004-53, Purchaser qualifies as a successor employer with respect to any Transferred Employees.  In connection with the foregoing, (i) the parties agree to follow the “Alternative Procedures” set forth in Section 5 of IRS Revenue Procedure 2004-53, and (ii) Purchaser shall assume each Seller’s obligation to furnish an IRS Form W-2, Wage and Tax Statement, to each Transferred Employee with respect to the calendar year in which the Closing Date occurs.

Section 6.2   No Obligation.

Nothing contained in this Agreement shall be construed to require the employment of (or prevent the termination of employment of) any individual, require minimum benefit or compensation levels or prevent any change in the compensation or employee benefits provided to any individual Transferred Employee (except as may otherwise be provided in any employment agreement).  No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of any Seller or any other Person (including any beneficiary or dependent thereof) of any nature or kind whatsoever, including without limitation, in respect of continued employment (or resumed employment) for any specified period.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1   Conditions to Obligations of the Sellers.

The obligations of the Sellers to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived by the Sellers (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a)           Representations, Warranties and Covenants.  (i) All of the representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date); (ii) the Purchaser shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by the Purchaser on or prior to the Closing Date; and (iii) with respect to clauses (i) and (ii), at the Closing there shall be delivered to the Sellers a certificate signed by a duly authorized representative of the Purchaser to the foregoing effect.

(b)           Governmental Approvals.  All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority which are necessary to consummate the Transactions contemplated hereby shall have been filed, been obtained or occurred and such authorizations, consents, orders or approvals shall not have expired or been withdrawn.

(c)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining, prohibiting or materially restricting the consummation of such Transactions.

(d)           Sale Order.  The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be a Final Order.

(e)           Equity Award Agreements; Amendment and Restatement of Operating Agreement.  The individuals that are parties to the Severance Agreements listed on Schedule 2.2(a)(vi) (other than any such individual that is not offered or does not accept employment or, in the case of Ted Itzkowitz, engagement as an independent contractor with the Purchaser on the Closing Date) shall have received Equity Award Agreements reflecting common equity allocations determined in accordance with the Participation Agreement, and the awards subject thereto shall in the aggregate represent 20% of the common equity of the Purchaser (reduced by such amount, if any, as is allocated to individuals listed on Schedule 2.2(a)(vi) who are not offered or do not accept employment or, in the case of Ted Itzkowitz, engagement as an independent contractor with the Purchaser on the Closing Date, which equity shall be reallocated in accordance with the Participation Agreement). The operating agreement of the Purchaser shall have been amended and restated in a manner consistent with the Participation Agreement and the Equity Award Agreements and the Purchaser shall have executed the same.

(f)           Closing Deliveries.  Sellers shall have received all of the deliverables of the Purchaser as set forth in Section 2.7.

Section 7.2   Conditions to Obligations of the Purchaser.

The obligations of the Purchaser to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived by the Purchaser (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a)           Representations, Warranties and Covenants.   (i) All of the representations and warranties made by the Sellers in this Agreement and in the Ancillary Agreements shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date); (ii) each Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by such Seller on or prior to the Closing Date; and (iii) with respect to clauses (i) and (ii), at the Closing there shall be delivered to the Purchaser a certificate signed by a duly authorized representative of each Seller to the foregoing effect.

(b)           Governmental Approvals.  All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority which are necessary to consummate the transactions contemplated hereby shall have been filed, been obtained or occurred and such authorizations, consents, orders or approvals shall not have expired or been withdrawn.  With respect to each Permit and License held by the Sellers as of the date hereof and reasonably necessary to conduct the Business, either (i) such Permit and License shall have been transferred to the Purchaser effective as of the Closing in accordance with applicable Law or (ii) the Purchaser shall have obtained a corresponding Permit and License in its own name.

(c)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining, prohibiting or materially restricting the consummation of such Transactions.

(d)           Orders of the Bankruptcy Court.  The Bankruptcy Court shall have entered the Bidding Procedures Order and the Sale Order and such Orders shall each have become Final Orders.

(e)           Further Bankruptcy Condition.  None of the Chapter 11 Cases shall have been dismissed or converted to a proceeding under chapter 7 of the Bankruptcy Code and no trustee or examiner shall have been appointed.

(f)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(g)           Equity Award Agreements; Amendment and Restatement of Operating Agreement.  The operating agreement of the Purchaser shall have been amended and restated in a manner consistent with the Participation Agreement and the Equity Award Agreements and each recipient of an Equity Award Agreement shall have executed the same.

(h)           Closing Deliveries.  The Purchaser shall have received all of the deliverables of the Sellers as set forth in Section 2.8.

(i)           Contracts and Intellectual Property.  The Sellers shall have obtained, to the extent necessary to effect the assignment of the Contracts set forth in Section 7.2(i) of the Sellers’ Disclosure Schedule and the assignment of the Intellectual Property pursuant to Sections 5.8(b) and 5.8(c), the approval of the Bankruptcy Court pursuant to the Sale Order and/or the consent to the assignment from the applicable counterparties, and the Sellers shall have duly assigned such Contracts and Intellectual Property to the Purchaser and such Contracts and Intellectual Property shall be in full force and effect.  The sum of (i) the aggregate Determined Cure Costs for Assigned Contracts and (ii) the Purchaser's good faith estimate of cure costs with respect to leases in respect of Leased Real Property that are anticipated to become, but have not yet become, Assigned Contracts shall not exceed $250,000.

(j)           Permits and Licenses.  All Permits and Licenses included in the Purchased Assets shall have been transferred to the Purchaser as legal and beneficial holder thereof, if transferable.

(k)           Release of Liens.  To the extent that the Sale Order authorizes the Sellers to file, execute, deliver and/or file Uniform Commercial Code termination statements, lien releases, discharges, financing change statements and such other documents, notices or instruments absent the consent of the holder of a Lien, the Sellers shall have executed, delivered and/or filed such termination statements, lien releases, discharges, financing change statements or other documents, notices or other instruments as the Purchaser may reasonably deem necessary or desirable to release Liens (other than Permitted Liens) on the Purchased Assets, to the extent they are authorized to do so absent the consent of the holder of the Lien.  To the extent the consent of the Existing Lenders or the DIP Lenders is required for the release of its Liens, such consent shall have been obtained.

(l)           Chapter 5 Causes of Action.  The Sale Order shall approve the transfer by the Sellers to the Purchaser of all rights, claims, causes of action and Avoidance Claims arising under chapter 5 of the Bankruptcy Code, including, without limitation, under Sections 510 and 544 through 550 of the Bankruptcy Code or under similar state law as part of the Purchased Assets set forth in Section 2.1(a)(xi).

(m)           Absence of Investigations and Proceedings.  There shall be no Order or Action before or by any Governmental Authority and no formal investigation by any Governmental Authority pending or promulgated, or to the Sellers’ Knowledge, threatened, to which the Purchaser or any Seller is or may be a party that could reasonably be expected to adversely affect, in any material respect, the Business or the Purchased Assets or with the object of challenging or preventing the consummation of the Transactions.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1                      Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)           by the Sellers, if the Closing shall not have occurred by December 9, 2009, or by the Purchaser, if the Closing shall not have occurred by November 23, 2009; provided, however, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to any party whose failure (or in the case of the Sellers as the determining party, any Seller’s failure) to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)           by either the Purchaser or the Sellers in the event that any Order restraining, enjoining or otherwise prohibiting the Transactions shall have become a Final Order;

(c)           by the Purchaser by written notice to the Sellers (i) if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of the Purchaser to consummate the transactions contemplated by this Agreement as set forth in Section 7.2, or (ii) in accordance with Section 5.4;

(d)           by the Sellers by written notice to the Purchaser if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of the Sellers to consummate the transactions contemplated by this Agreement as set forth in Section 7.1;

(e)           by the Purchaser if there has occurred a material misrepresentation or other material breach by any Seller of its representations, warranties or covenants set forth herein; provided, however, that if such breach is susceptible to cure, the breaching party or parties shall have ten (10) calendar days after receipt of written notice (which notice includes a summary description of such breach) from the Purchaser of its intention to terminate this Agreement if such breach continues in which to cure such breach;

(f)           by the Sellers if there has occurred a material misrepresentation or other material breach by the Purchaser of its representations, warranties or covenants set forth herein or in any Ancillary Agreement to which the Purchaser is a party; provided, however, that if such breach is susceptible to cure, the Purchaser shall have ten (10) calendar days after receipt of written notice (which notice includes a summary description of such breach) from the Sellers of its intention to terminate this Agreement if such breach continues in which to cure such breach;

(g)           by the Purchaser if (i) any Seller proposes or announces any plan of reorganization or liquidation other than a plan that contemplates a sale of all or substantially all of the assets of the Business to the Purchaser, or if any Seller shall withdraw or seek to withdraw or fail to file its motion seeking approval of the transactions contemplated hereby, or (ii) the Bankruptcy Court approves the sale, transfer or other disposition to a purchaser of all or substantially all of the Sellers’ assets relating to the Business other than in a sale to the Purchaser pursuant to the transactions contemplated by this Agreement;

(h)           by either the Sellers or the Purchaser, upon confirmation of any plan of reorganization or liquidation other than a plan that contemplates a sale of all or substantially all of the assets of the Business to the Purchaser;

(i)           by the Purchaser, if prior to the Closing any Case 11 Case is converted from a case under Chapter 11 of the Bankruptcy Code to a case under chapter 7 of the Bankruptcy Code without the prior written consent of the Purchaser;

(j)           by the Purchaser, (i) if the Bidding Procedures Order shall not have been entered by the Bankruptcy Court on or prior to the seventeenth (17th) day after the date hereof or if the Sale Order shall not have been entered by the Bankruptcy Court on or prior to the forty-fifth (45th) day after the date hereof or (ii) if any such Order shall fail to be in full force and effect after entry or shall have been stayed, reversed, modified or amended in any material respect without the prior written consent of the Purchaser; or

(k)           by the written consent of each of the Sellers and the Purchaser.

Section 8.2   Effect of Termination.

(a)           In the event that this Agreement shall be terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided that the obligations of the parties contained in Sections 5.12, Sections 10.1 through 10.14 and this Section 8.2 shall survive any such termination.  In no event shall the Purchaser be entitled to surcharge any collateral subject to the Lien of the Burdale Credit Agreement or the DIP Credit Agreement pursuant to Section 506(b) or 552 of the Bankruptcy Code in respect of the Break-Up Fee or the Expense Reimbursement.

(b)           If this Agreement is terminated pursuant to Section 8.1(e) (even if another paragraph of Section 8.1 is also the basis for termination by the Purchaser), Section 8.1(i) or Section 8.1(j), then, within five (5) Business Days after such termination, Seller shall pay to Purchaser the Expense Reimbursement;

(c)           If this Agreement is terminated pursuant to Section 8.1(g) or Section 8.1(h) then upon the earlier of (i) ten (10) days after such termination and (ii) the consummation of any such sale, transfer, disposition, plan or liquidation (or within ten (10) days after any such withdrawal or seeking to withdraw its motion seeking approval of the transactions contemplated hereby), Seller shall pay to Purchaser the Break-Up Fee and the Expense Reimbursement;

(d)           The parties agree that the Purchaser would be substantially damaged in any event requiring the payment of the Break-Up Fee, that the precise amount of such damage would be impossible or difficult to determine, and that the amount of the Break-Up Fee represents a reasonable estimate of such damages.  Any payment of the Break-Up Fee would constitute liquidated damages and not a penalty.  The provisions herein as to the payment of the Break-Up Fee and the Expense Reimbursement were material inducements to the Purchaser entering into this Agreement. Any payments of the Breakup Fee or Expense Reimbursement under this Section 8.2 shall be made by Seller by wire transfer of immediately available funds to an account designated in writing by Purchaser.

(e)           The Sellers acknowledge and agree that the Break-Up Fee and the Expense Reimbursement are actual necessary costs and expenses of preserving the Business within the meaning of Section 503 of the Bankruptcy Code and shall constitute administrative expenses pursuant to Section 503(b) of the Bankruptcy Code.

Section 8.3   Limitation on Damages.  In no event shall the Purchaser be liable in respect of any breach or alleged breach of this Agreement for (a) damages or other monetary remedies in excess of the difference between (i) $5 million and (ii) the sum of (A) the amount of the outstanding Obligations (as defined in the DIP Credit Agreement) that are guaranteed by the ComVest Guaranty and (B) any amounts previously paid by CIP III or its affiliates in respect of the ComVest Guaranty (including the amount of any cash collateral or letter of credit for so long as the same shall be maintained), (b) any punitive, exemplary or special damages  or (c) any non-monetary remedies.

ARTICLE IX

NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties contain in this Agreement and the other agreements and documents executed in connection herewith shall not survive the Closing.

ARTICLE X

GENERAL PROVISIONS

Section 10.1   Expenses.

Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.  As between the Purchaser and the Sellers, the Sellers shall bear all of the costs of administration of the Chapter 11 Cases.  Upon entry of a Final Order determining the amount of the carveout for professional fees and the payment of all such fees, U.S. Trustee fees and any other wind-down costs approved by a Final Order, the remainder of the Cash Portion, if any, shall be remitted to the Purchaser.

Section 10.2   Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for any party as shall be specified by such party in a notice given in accordance with this Section 10.2):

(i)           if to the Sellers:

Velocity Express Corporation One Morningside Drive North Building B, Suite 300 Westport, CT 06880 Facsimile: (203) 349-4199 Attention: Vincent Wasik, CEO
with a copy to:
Lowenstein Sandler LLP 65 Livingston Avenue Roseland, New Jersey 07068-1791 Facsimile: (973) 597-2549 Attention: Kenneth Rosen, Esq.

(ii)           if to the Purchaser:

ComVest Velocity Acquisition I, LLC 525 Okeechobee Blvd., Suite 1050 West Palm Beach, FL 33401 Facsimile: (561) 727-2100 Attention: Jose Gordo
with a copy to: Akerman Senterfitt LLP 335 Madison Avenue Suite 2600 New York, New York 10017 Facsimile: (212) 880-8965 Attention: Kenneth G. Alberstadt, Esq.

Section 10.3   Public Announcements.

Neither the Purchaser, on the one hand, nor any of the Sellers, on the other hand, shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions, or otherwise communicate with any news media without the prior written consent of the Sellers or the Purchaser, respectively, except as otherwise required by Law, applicable stock exchange regulation or in filings in the Bankruptcy Court or office of the United States trustee, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

Section 10.4   Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 10.5   Entire Agreement.

This Agreement (including the Exhibits hereto) and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

Section 10.6   Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including any trustee, receiver, receiver-manager, interim receiver or monitor or similar officer appointed in respect of the Sellers in the Chapter 11 Cases) and permitted assigns, but shall not be assignable or delegable by the Sellers (other than as part of a bona fide security agreement or collateral assignment entered into in connection with the Burdale Credit Agreement or the DIP Credit Agreement or pursuant to the exercise of remedies by the Existing Lenders or the DIP Lenders thereunder) without the prior written consent of the Purchaser and by Order of the Bankruptcy Court.  The Purchaser may assign this Agreement or any of its rights or obligations hereunder to an affiliate of the Purchaser without the consent of the Sellers and the Purchaser shall have no further liability in respect of the rights or obligations so assigned; provided that such assignee shall assume all such rights or obligations of the Purchaser hereunder.  Sellers agree to enter into such amendments to, or restatements of, this Agreement and the exhibits hereto as may be reasonably required to give effect to this Section 10.6, so long as such amendments or restatements do not adversely affect the rights of Sellers hereunder or thereunder.

Section 10.7   Amendment.

This Agreement may not be amended or modified except (a) (i) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (ii) by a waiver in accordance with Section 10.8; and, (b) to the extent such amendment or modification is material, by an Order of the Bankruptcy Court.

Section 10.8   Waiver.

Any Seller, on the one hand, or the Purchaser, on the other hand, may:  (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto; or (c) waive compliance with any of the agreements or obligations of the other contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 10.9   No Third Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 10.10   Governing Law.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York and, to the extent applicable, the Bankruptcy Code.  The parties hereto agree that the Bankruptcy Court shall be the exclusive forum for enforcement of this Agreement or the Transactions and (only for the limited purpose of such enforcement) submit to the jurisdiction thereof; provided that if the Bankruptcy Court determines that it does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party:  (a) agrees that all such actions or proceedings shall be heard and determined in a federal court sitting in New York; (b) irrevocably submits to the jurisdiction of such court in any such action or proceeding; (c) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d) agrees that service of process in any such action or proceeding may be effected by providing a copy thereof by any of the methods of delivery permitted by Section 10.2 to such party at its address as provided in Section 10.2 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Law).

Section 10.11        Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12   Currency.

Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 10.13   Construction.

The parties hereto and their respective legal counsel participated in the preparation of this Agreement, and therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

Section 10.14   Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission or in pdf format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  A signature page delivered by facsimile or pdf format shall be deemed the same, and equally enforceable, as an original.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VELOCITY EXPRESS CORPORATION

By:
Name:
Title:

VELOCITY EXPRESS, INC.

By:
Name:
Title:

VELOCITY EXPRESS LEASING, INC.

By:
Name:
Title:

CD&L, INC.

By:
Name:
Title:

VXP MID-WEST, INC.

By:
Name:
Title:

VXP LEASING MID-WEST, INC.

By:
Name:
Title:

CLAYTON/NATIONAL COURIER SYSTEMS, INC.

By:
Name:
Title:

CLICK MESSENGER SERVICE, INC.

By:
Name:
Title:

OLYMPIC COURIER SYSTEMS, INC.

By:
Name:
Title:

SECURITIES COURIER CORPORATION

By:
Name:
Title:

U-SHIP INTERNATIONAL, LTD.

By:
Name:
Title:

SILVER STAR EXPRESS, INC.

By:
Name:
Title:

VELOCITY SYSTEMS FRANCHISING CORPORATION

By:
Name:
Title:

COMVEST VELOCITY ACQUISITION I, LLC

By:
Name:	Jose Gordo
Title:	President